UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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OneSpan Inc.

(Exact Name of Registrant as Specified In Its Charter)

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1 Marina Park Drive Unit 1410
Boston Massachusetts 02210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 7, 2024

TO THE STOCKHOLDERS:
Notice is hereby given that the 2024 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of OneSpan Inc., a Delaware corporation, will be held on June 7, 2024 at 10:00 a.m. Eastern Daylight Time for the following purposes:

1.
To elect seven directors named in the proxy statement to serve on our board of directors (our “Board”) until the 2025 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To approve, on an advisory (non-binding) basis, our named executive officer compensation;

3.	To ratify, on an advisory (non-binding) basis, the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.
As we have done for previous meetings, this year’s Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.
You may register for and attend the webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/OSPN2024 when you enter your 16-digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OSPN2024. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website. You may revoke your proxy via the methods described in the accompanying proxy statement.
Our Board has fixed the close of business on April 9, 2024 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to vote, even if their shares were sold after such date.
YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Questions and Answers Regarding Voting Procedures and Other Information” on page 5 of the accompanying proxy statement and the instructions on the proxy card or Notice of Internet Availability. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. We urge you to vote your shares “FOR” each of the proposals listed above.

By Order of the Board of Directors,

/s/ Victor Limongelli

Victor Limongelli Interim Chief Executive Officer April 23, 2024

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2024

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors (our “Board”) of OneSpan Inc., a Delaware corporation (the “Company,” “OneSpan,” “we,” “us” or “our”), for use at our annual meeting of stockholders to be held on June 7, 2024 at 10:00 a.m. Eastern Daylight Time (including any adjournments, postponements or continuations thereof, the “Annual Meeting”), which will be held in a virtual meeting format only, via a live webcast that can be accessed by visiting www.virtualshareholdermeeting.com/OSPN2024. Holders of record of shares of OneSpan common stock, par value $0.001 per share (our “Common Stock” or “Company common stock”), at the close of business on April 9, 2024 will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of our Common Stock is entitled to one vote.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2024: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS ON OR ABOUT APRIL 23, 2024.
ONESPAN AT A GLANCE
OneSpan provides security, identity, electronic signature (“e-signature”) and digital workflow solutions that protect and facilitate digital transactions and agreements. Through our two business units, Security Solutions and Digital Agreements, we deliver products and services that automate and secure customer-facing and revenue-generating business processes for use cases ranging from simple transactions to workflows that are complex or require higher levels of security.
Our solutions help our customers ensure the integrity of the people and records associated with digital agreements, transactions, and interactions in industries including banking, financial services, healthcare, and professional services. We are trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, and we process millions of digital agreements and billions of transactions in more than 100 countries annually.
PROXY STATEMENT SUMMARY
This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For information regarding our 2023 financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (our “Annual Report”) on our website at www.investors.onespan.com or on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. We include our website address (www.investors.onespan.com) in this Proxy Statement only as an inactive textual reference and do not intend it to be an active link to our website. The contents of our website are not incorporated into this Proxy Statement.
THE ANNUAL MEETING

Information About the Annual Meeting of Stockholders

Time and Date	10:00 a.m. Eastern Daylight Time, on June 7, 2024

Access*	The Annual Meeting can be accessed virtually at www.virtualshareholdermeeting.com/OSPN2024

Record Date	The close of business on April 9, 2024

Voting	Each share of our Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability (as described below) to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.
As we have done for previous meetings, this year’s Annual Stockholders Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in-person. If you plan to participate in the virtual meeting, please see “Questions and Answers regarding Voting Procedures and Other Information” on page 5. Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

PROPOSALS AND BOARD RECOMMENDATIONS FOR VOTING

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 – Election of seven directors	“FOR” EACH OF OUR BOARD’S NOMINEES	14
Proposal 2 – Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	FOR	22
Proposal 3 – Ratification, on an advisory (non-binding) basis, of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2024	FOR	22
PROPOSAL 1—ELECTION OF DIRECTORS
Our Board currently consists of the following seven directors: Marc Boroditsky, Garry Capers, Sarika Garg, Marianne Johnson, Michael McConnell, Alfred Nietzel and Marc Zenner. All have been nominated for re-election at the Annual Meeting (collectively, our “Board’s Nominees”). Proxies cannot be voted for a greater number of persons than the number of Board’s Nominees. You are being asked to elect the seven nominees of the Board to serve on our Board until our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Information regarding our Board’s Nominees is set forth below. For additional information concerning this proposal and our Board’s Nominees, see “Proposal 1—Election of Directors” on page 14, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 9.
OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

				Board Committees
Name(1)	Age	Director Since	Principal Occupation	Audit	MDCC (2)	CGN (3)
Marc Boroditsky	61	2019	Chief Revenue Officer		X
Garry Capers	47	2021	Division President of Deluxe Corporation		X	X (Chair)
Sarika Garg	48	2021	Co-founder and Chief Executive Officer at Cacheflow Inc.	X		X
Marianne Johnson	58	2020	Executive Vice President and Chief Product Officer of Cox Automotive, Inc.	X		X
Michael McConnell	58	2021	Private Investor	X	X (Chair)
Alfred Nietzel, Chair of our Board	62	2020	Board Member, Independent Executive Consultant and Retired Chief Financial Officer
Marc Zenner	61	2019	Board Member, Senior Advisor, Consultant, Investor, Retired Investment Banker, Retired Chief Financial Officer	X (Chair)

(1)	All directors are independent in accordance with The Nasdaq Stock Market LLC (“Nasdaq”) listing rules. All Committee membership is as of April 9, 2024.
(2)	Represents the Management Development and Compensation Committee.
(3)	Represents the Corporate Governance and Nominating Committee.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2023, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 27. We believe that our NEO compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation practices and policies that we believe reflect sound governance and promote the long-term interests of our stockholders.
For additional information concerning this proposal, see “Proposal 2—Advisory Vote on Executive Compensation” beginning on page 22. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 27.
PROPOSAL 3—AUDITOR RATIFICATION
We are asking you to ratify, on an advisory (non-binding) basis, the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.
For additional information concerning this proposal, see “Proposal 3—Advisory Vote on Ratification of Independent Registered Public Accounting Firm” on page 22, and for information concerning the fees we paid to KPMG during 2023 and 2022, see “Fees Paid to Independent Registered Public Accounting Firm for 2023 and 2022” on page 27.
CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to effective corporate governance and high ethical standards. We believe that strong corporate governance policies and practices strengthen the accountability of our Board and management, promote better business performance and align the long-term interests of our management team with our stakeholders, including our stockholders, our customers and our employees. For additional information regarding our Board’s policies and practices and the composition of our Board, see “Information Regarding Our Board of Directors” on page 9 and “Director Compensation” on page 48. Highlights of our current corporate governance policies and practices and features of our Board include:
Board Composition

✓	All seven of our directors are independent	✓	Separate Chair and CEO, with independent Chair
✓	Declassified Board	✓	More than one-third of our Board’s Nominees are female or diverse
✓	Disclosure of Board skills matrix	✓	Two female directors
Board Governance

✓	Majority vote standard for uncontested director elections	✓	Regular executive sessions of the independent directors
✓	All standing Board committees consist solely of independent directors	✓	Active stockholder outreach program
✓	Regular Board self-evaluation and assessment of Board composition	✓	Specific key risk management functions designated to Board committees
✓	Regular Board review of overall risk management program	✓	Executive officers and directors prohibited from hedging and pledging OneSpan securities
✓	Stock ownership requirements for directors, CEO and CFO	✓	Code of Conduct and Ethics administered by management under the supervision of our Board
DIRECTOR SKILLS, QUALIFICATIONS AND CHARACTERISTICS
The Corporate Governance and Nominating Committee regularly evaluates the skills, qualifications and characteristics identified as important for directors to provide effective oversight to our Company. See “Information Regarding Our Board of Directors—Director Skills, Qualifications and Characteristics” on page 9 for additional information.
2023 CORPORATE RESPONSIBILITY HIGHLIGHTS
As a global corporation with operations, customers, and suppliers in many countries, we believe that active and responsible management of our environmental and social impacts, risks and opportunities is critical for positioning our business for long-term resilience and success.

In 2022, we began development of an environment, social and governance ("ESG") program, and made additional progress during 2023. We issued our first ESG report, which is available on our website, in June 2023. This report features disclosures regarding climate change risks and opportunities in partial alignment with the guidelines of the Task Force on Climate-Related Financial Disclosures, as well as the first measurement of our estimated greenhouse gas (“GHG”) emissions, which covered 2021. Since June 2023, we have measured our 2022 GHG emissions and refined our 2021 GHG emissions figures based upon updated carbon accounting methodologies. Our 2022 and revised 2021 estimated GHG emissions figures are shown in the table below.

	Estimated GHG Emissions (metric tons of carbon dioxide equivalents (CO2e))
	2022	2021
Scope 1 Scope 1 emissions consist of direct release of greenhouse gases from sources we own or control	106	68
Scope 2 Scope 2 emissions consist of emissions from the generation of electricity, steam, heat, or cooling that we purchase from other companies	207	215
Scope 3 Scope 3 emissions consist of upstream emissions of products and services we purchase, plus the downstream emissions from customers’ use and disposal of our products	24,757	23,237
Total emissions	25,070	23,520
Scopes are set by the Greenhouse Gas Protocol, the international body that defines carbon accounting standards.

Carbon accounting is a new and rapidly evolving field, and therefore the figures in the table above may be revised in the future based on methodology changes, data refinements, and similar developments.

In 2024, we are focused on preparing for compliance with the European Union’s Corporate Sustainability Reporting Directive ("CSRD") and the U.S. SEC’s recently released climate change disclosure rules. We expect to be subject to the CSRD and related European Union laws beginning for our fiscal year ending December 31, 2025 and to the SEC climate change rules beginning for our fiscal year ending December 31, 2026. As part of our preparations for compliance with both the CSRD and SEC rules, we expect to develop a program to manage and seek to reduce our GHG emissions over time.
With employees around the world and a global customer base, we understand the importance of diversity in perspectives, experience, backgrounds and cultures. As part of our efforts to make our diversity a positive force in our company culture, all employees take a diversity and inclusion training annually and an unconscious bias training upon hire. We also work with diversity focused job sites and candidate application platforms to increase access to diverse talent. In addition, we have an active employee resource group, Women at OneSpan, focused on providing support, mentoring and other resources for our female employees.
We monitor the gender diversity of our workforce regularly. We measure gender diversity overall, by job level, and by job family. As of December 31, 2023, approximately 31% of our employees identified as female, unchanged from the end of 2022 but up from 27% at the end of 2021. The percentage of women by job level (executive, vice president, director, manager, supervisor and individual) improved for the vice president, manager, and supervisor job levels, remained unchanged for the individual job level, and decreased slightly in the director and executive job levels. For job families (consisting of general and administrative, research and development, sales and marketing, and Digipass), the percentage of women by job family improved slightly for sales and marketing, remained unchanged for research and development, and declined slightly in general and administrative and Digipass. Although our gender diversity metrics may fluctuate from period to period, over the longer term, we hope and expect to see continued improvement in the representation of women across the company.

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

1.	If I received a Notice of Internet Availability, how may I receive proxy materials?
We use the “e-proxy” rules of the Securities and Exchange Commission (“SEC”), which allow companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”), which contains instructions on how to access this Proxy Statement, the accompanying Notice of 2024 Annual Meeting of Stockholders and the Annual Report online.
If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains information about how stockholders may, if desired, request a printed copy of these proxy materials.
Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of these proxy materials by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials electronically. The e-mail contains a link to the website where those materials are available as well as a link to the proxy voting website.

2.	Who can vote at the Annual Meeting?
All stockholders who owned shares of our Common Stock as of the close of business on April 9, 2024 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date. As of April 9, 2024, we had 37,845,159 shares of Common Stock outstanding.

3.	How many votes do I have?
Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1—Election of Directors). Cumulative voting is not permitted in the election of directors.

4.	How can I vote my shares?
Stockholders of record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card or Notice of Internet Availability.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card or Notice of Internet Availability.

●	By Mail – If you received your proxy materials by mail, you may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – Stockholders who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OSPN2024 to vote during the meeting.
The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register to attend the Annual Meeting at www.virtualshareholdermeeting.com/OSPN2024 by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

5.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. (which may be referred to as “Broadridge” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you or made this Proxy Statement available directly to you.
If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.
If you hold shares at a broker, bank or other nominee, it is important that you instruct your broker, bank or other nominee on how your shares should be voted. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with our Board’s recommendations on the voting instruction form.

6.	What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Victor Limongelli, Jorge Martell and Lara Mataac as the Company’s proxies for the Annual Meeting.

7.	How can I revoke my proxy or change my vote?
You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.
If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

●	delivering a written notice to the Office of the Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

●	attending the virtual Annual Meeting and voting during the meeting (as described below).
Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability.

8.	What if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?
It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each Notice of Internet Availability or proxy card you receive so as to ensure that all of your shares are voted.

9.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals?
If your shares are registered in your name, you must sign and return a proxy card, vote via the Internet or by telephone, or attend and vote at the Annual Meeting in order for your shares to be voted. If you provide specific voting instructions, your shares will be voted as you have instructed. If you validly execute and date the proxy card and do not indicate how your shares should be voted on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability, whether or not you plan to attend the Annual Meeting.
Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Company will be voted with respect thereto at the discretion of the persons named as proxies.
If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposal 1 or Proposal 2, but will be able to vote your shares with respect to Proposal 3. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in accordance with our Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting.

10.	What constitutes a quorum?
A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, the presence by means of remote communication or by proxy of the holders of a majority in voting power of the outstanding shares of our Common Stock entitled to vote at the meeting shall constitute a quorum. In the absence of a quorum, the chair of the meeting or the stockholders so present (by a majority in voting power thereof) may adjourn the Annual Meeting without further notice. Abstentions and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

11.	Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within the Company or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.
QUESTIONS AND ANSWERS ABOUT THE ITEMS TO BE VOTED ON AT THE ANNUAL MEETING

12.	What proposals will be voted on at the Annual Meeting?

		OneSpan Board’s Recommendation	More Information (Page No.)
Proposal 1	Election of seven directors	FOR EACH OF OUR BOARD’S NOMINEES	14
Proposal 2	Approval, on an advisory (non-binding) basis, of our NEO compensation	FOR	22
Proposal 3	Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024	FOR	22
OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

13.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of seven directors	Each director will be elected by a majority of votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present.	Abstentions have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 2: Approval, on an advisory (non-binding) basis, of our NEO compensation	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 3: Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is permitted.

14.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. The ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on that matter even if no instructions are received from the “street name” holder. Broker non-votes are not counted in the tabulations of the votes cast at the Annual Meeting and therefore will have no effect on the outcome of the proposals.

QUESTIONS AND ANSWERS ABOUT ATTENDING THE ANNUAL MEETING

15.	How do I attend the Annual Meeting?
This year’s Annual Meeting will be held entirely in a virtual meeting format. You will not be able to attend the Annual Meeting in person. As described above, you are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee.
Registering to Attend the Annual Meeting—Stockholders of Record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/OSPN2024 and entering the 16-digit control number provided on your proxy card or Notice of Internet Availability.
Although the Annual Meeting webcast will begin at 10:00 a.m. Eastern Daylight Time on June 7, 2024, we encourage you to access the Annual Meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 9:45 a.m. Eastern Daylight Time on the day of the meeting. If you encounter difficulties accessing the virtual meeting or during the meeting time, please call 844-986-0822 (US) or 303-562-9302 (International). In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.
Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability. Additional information and our proxy materials can also be found at www.virtualshareholdermeeting.com/OSPN2024.

16.	Can I ask questions at the Annual Meeting?
Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. You must have your 16-digit control number provided on your proxy card or Notice of Internet Availability.
QUESTIONS AND ANSWERS ABOUT MISCELLANEOUS MATTERS

17.	Who will count the votes and serve as inspector of election?
We have retained Broadridge Financial Solutions, Inc. to assist as master tabulator and Ms. Anne St. Martin of CT Hagberg LLC to serve as an independent inspector of election. In such capacity, Broadridge Financial Solutions, Inc. and Ms. St. Martin will count and certify votes at the Annual Meeting.

18.	How do I find out the results of the vote?

We expect to report preliminary results on a Form 8-K within four business days after the Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Forms 8-K and our other reports we file with the SEC on our website at www.investors.onespan.com or on the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

19.	Is a list of registered stockholders available?
The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days ending on the day before the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please contact the Corporate Secretary at legal@onespan.com to make arrangements. An attestation of ownership is required to access the list.

20.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?
No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

21.	What is “householding” and how does it affect me?
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards, if you receive your proxy materials by mail. Stockholders who receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding will not in any way affect your rights as a stockholder.
You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you address your written request to or call OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210, Attention: Corporate Secretary (telephone number: 312-766-4001).
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210, Attention: Corporate Secretary, by phone at (312) 766-4001 or by email at legal@onespan.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.
We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.
INFORMATION REGARDING OUR BOARD OF DIRECTORS
DIRECTOR INFORMATION
Our Board currently consists of seven members, all of whom are all independent directors. Our Board’s committee structure currently consists of three standing committees that are all comprised of independent directors: the Audit Committee, the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate. For a description of the experience and relevant skills and qualifications of each of our nominees, see "Our Board's Nominees and Their Qualifications" below.
The following table lists each of our current directors and sets forth information about each of the committees of our Board:

DIRECTORS AND BOARD COMMITTEES AS OF APRIL 9, 2024 (M = Committee Member; C = Committee Chair)
Director Name	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee
Independent Directors
Marc Boroditsky		M
Garry Capers		M	C
Sarika Garg	M		M
Marianne Johnson	M		M
Michael McConnell	M	C
Alfred Nietzel, Chair of our Board
Marc Zenner	C
DIRECTOR SKILLS, QUALIFICATIONS AND CHARACTERISTICS
The following matrix illustrates key specific skills and qualifications of our Board that the Board and the Corporate Governance and Nominating Committee consider important to our long-term strategy. Check marks in the matrix indicate that an individual has substantial experience of more than two years as a leader and policy setter in the relevant area. Further information on the qualifications and relevant experience of each of our Board’s Nominees is provided in the individual biographies contained in “Proposal 1—Election of Directors.”

	Boroditsky	Capers	Garg	Johnson	McConnell	Nietzel	Zenner
Technology, software, SaaS and/or cybersecurity experience	✔	✔	✔	✔	✔	✔	✔
Product management, development, R&D, and/or innovation experience	✔	✔	✔	✔
Sales, marketing and/or customer success experience	✔	✔	✔	✔
Operations experience	✔	✔	✔	✔	✔	✔
Banking and financial services industry experience		✔		✔		✔	✔
M&A experience		✔	✔	✔	✔	✔	✔
Corporate finance and capital allocation experience					✔	✔	✔
Accounting, audit and financial controls experience					✔	✔	✔
Enterprise or financial risk management experience		✔			✔	✔	✔
Public company board or corporate governance experience		✔			✔	✔	✔
CEO experience	✔		✔		✔
Environmental, social and governance or human capital management experience	✔		✔		✔		✔

BOARD DIVERSITY
Our Board does not have a formal policy with respect to director diversity. However, our Board believes that it is essential that members of our Board represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow our Board to best fulfill its responsibilities to the long-term interests of our stockholders.

Board Diversity Matrix (As of April 9, 2024)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
BOARD INDEPENDENCE
Our Board conducts an annual review as to whether each of our directors meets the independence standards of the listing standards of Nasdaq. Our Board has determined that each of the current directors has no material relationship with OneSpan other than as a director and is independent within the listing standards of Nasdaq.

In making its independence determinations, our Board has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the current directors. In conducting its evaluation of Ms. Johnson, our Board considered her affiliation with Cox Automotive, Inc., which purchases certain of our e-signature and secure agreement automation services, and in conducting its evaluation of Mr. Boroditsky, our Board considered his affiliation during 2023 with Cloudflare, Inc., from which the Company purchases cloud operations services. Our Board ultimately determined that the transactions considered were routine and normal and that no director derived a material benefit from the transactions. Accordingly, none of these transactions was considered a material relationship that impacted the applicable director’s independence.
BOARD LEADERSHIP STRUCTURE
The current leadership structure of the Company provides for the separation of the roles of the CEO and the Chair of our Board. Mr. Nietzel serves as our independent Chair of our Board and Mr. Limongelli serves as our Interim CEO. At this time, in light of the Company’s size and the nature of our business, our Board believes that the separation of these roles serves the best interests of OneSpan and our stockholders.
LEAD INDEPENDENT DIRECTOR
In 2017, our Board adopted a lead independent director policy. In the absence of an independent director holding the position of Chair, our Board will appoint a Lead Independent Director. Given that the Chair of the Board, Mr. Nietzel, is independent, we do not currently have a Lead Independent Director.
Our Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.
MEETINGS OF OUR BOARD AND EXECUTIVE SESSIONS
Our Board met 11 times during 2023. Each director who served on our Board in 2023 attended at least 75% of the meetings of our Board and the meetings held by all committees on which they served, during their time of service, in 2023. Though we do not have a formal policy requiring our Board members to attend our annual meetings of stockholders, directors are encouraged and expected to do so. Each of the then-serving directors attended last year’s annual meeting of stockholders.

During 2023, the independent members of our Board met regularly in executive session with the Chair of our Board, or the applicable chair of a Board committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2023, see “Committees of Our Board.”
COMMITTEES OF OUR BOARD
Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. The Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website, investors.onespan.com, in the governance section of our investor relations webpage. A brief description of the composition and the primary responsibilities of our committees is set forth in the following sections.

AUDIT COMMITTEE
Members		Key Duties and Responsibilities	Meetings in 2023: 4
Marc Zenner (Chair) Sarika Garg Marianne Johnson Michael McConnell	•	Reviewing and discussing with the Company’s management and its registered public accounting firm the Company’s annual audited and quarterly financial statements
	•	Appointing, compensating, evaluating and, when appropriate, terminating the engagement of the Company’s registered public accounting firm
	•	Evaluating the independence of the Company’s registered public accounting firm
•
Inquiring of the Company’s management and its registered public accounting firm about significant risks or exposures and reviewing the steps management has taken to monitor and minimize any such risks, including the Company’s risk assessment and risk management policies

	•	Reviewing and monitoring the Company’s legal and regulatory compliance
	•	Reviewing management’s assessment of internal controls over financial reporting and the related reports of the Chief Executive Officer and Chief Financial Officer
	•	Reviewing and pre-approving all related party transactions
The Audit Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq, who also meet the additional independence standards required for audit committee members. The Audit Committee is responsible for overseeing the financial reporting process on behalf of our Board. Our Board has determined that Mr. McConnell and Dr. Zenner qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee appoints the independent registered public accounting firm.
The Audit Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Audit Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members		Key Duties and Responsibilities	Meetings in 2023: 4
Garry Capers (Chair) Sarika Garg Marianne Johnson	•
Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates nominated by stockholders and individuals to be elected by the Board to fill any vacancies on the Board

•
Reviewing the composition of the Board, including consideration of each Board member’s experience, qualifications, attributes and skills that make such member’s continued service on the Board appropriate

	•	Reviewing the composition of Board committees
	•	Reviewing the leadership structure of the Board
	•	Reviewing the Company’s Corporate Governance Guidelines and Code of Conduct and Ethics
	•	Reviewing the guidelines and procedures to be used in evaluating the performance of the Board and its Committees
	•	Reviewing the Company’s environment, social and governance / corporate social responsibility program
The Corporate Governance and Nominating Committee of our Board must be composed of independent directors, as required by the listing standards of Nasdaq. The Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
Members		Key Duties and Responsibilities	Meetings in 2023: 4
Michael McConnell (Chair) Marc Boroditsky Garry Capers	•
Reviewing, from time to time, the Company’s compensation strategy to ensure that the Company’s compensation programs and plans allow the Management Development and Compensation Committee to structure the compensation of the Chief Executive Officer and other executive officers in a manner consistent with the Company’s goals and objectives and stockholders’ interests

•
Reviewing and approving annually the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the Chief Executive Officer’s and other executive officers’ performance against those goals and objectives and setting the Chief Executive Officer’s and other executive officers’ compensation based on this evaluation

	•	Reviewing and, as appropriate, discussing with the Chief Executive Officer and the other executive officers the Company’s compensation policies and practices for non-executive employees of the Company
•
Exercising all rights, authority and functions of the Board under the Company’s equity-based compensation plans (other than determining the number of shares reserved for issuance under such plans or changes to such number, which the Management Development and Compensation Committee will recommend to the Board for its approval)

	•	Reviewing and periodically making recommendations to the Board with respect to non-employee director compensation (including compensation for members of committees of the Board)
	•	Reviewing and providing oversight of the Company’s management development, succession planning, talent development and diversity and inclusion efforts
•
Reviewing the Company’s assessment as to any material risks of the Company that result from the Company’s compensation policies and practices (including how such policies and practices relate to risk management and risk-taking incentives)

The Management Development and Compensation Committee of our Board must be composed of two or more independent directors, as required by the listing standards of Nasdaq. The members of the Management Development and Compensation Committee must also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and satisfy any other necessary standards of independence under the federal securities and tax laws. The Management Development and Compensation Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Management Development and Compensation Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.
DIRECTOR SELECTION PROCESS
The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and possess the skills and expertise to make a significant contribution to our Board, the Company and our stockholders. Director nominees should have executive-level leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. Our Board regularly discusses and compiles a matrix of key areas of experience and skills relating to Board composition. Each member of our Board evaluates himself or herself against the criteria, and the Board reviews and discusses the collective results to perform a gap analysis for purposes of succession planning and evaluating the overall skills and experience needed in future director candidates. All potential director candidates are evaluated in light of this gap analysis.
The Corporate Governance and Nominating Committee generally re-nominates incumbent directors who continue to satisfy the Corporate Governance and Nominating Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Corporate Governance and Nominating Committee regularly considers the needs of the Company and our Board with respect to directors and, if appropriate, the Committee will nominate new directors who best fit those needs. From time to time, the Corporate Governance and Nominating Committee engages a search firm to assist in identifying potential Board candidates.
The Corporate Governance and Nominating Committee will consider candidates for election to our Board who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each candidate in which he or she consents to act as a director, if elected, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210 and should not include self-nominations. The Corporate Governance and Nominating Committee applies the same criteria described above to candidates recommended by stockholders. The Corporate Governance and Nominating Committee did not receive any recommendations for director candidates for the Annual Meeting from any stockholder.
Any stockholder may nominate candidates for election as directors by following the procedures set forth in the OneSpan Inc. By-laws, as amended and restated on January 30, 2023 (our “By-laws”), including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Other Matters—Director Nominations by Stockholders and Stockholder Proposals of Other Business.” A copy of our By-laws is available on our corporate website at www.investors.onespan.com in the governance section of our investor relations webpage.
OUR BOARD’S ROLE IN RISK OVERSIGHT
Our Board is primarily responsible for overseeing the assessment and management of the Company’s risk exposure, including the balance between risk and opportunity and the totality of risk exposure across the organization. Our Board does so directly and through each of its committees. Our Board and each of its committees regularly discuss with management the Company’s major risk exposures, their likelihood, the potential financial impact such risks may have on the Company and the steps the Company takes to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal and regulatory compliance, as well as cybersecurity risks. The Management Development and Compensation Committee oversees risks relating to our overall incentive compensation programs and succession planning, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to environment, social and governance matters and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics.
In addition and as necessary or appropriate, our Board and its committees may also retain outside legal, financial or other advisors. Our Board generally reviews the Company’s overall risk management program at least annually, including the corporate insurance program. Throughout the year, management updates our Board and relevant committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by OneSpan and that our Board’s leadership structure also supports this approach by providing additional independent risk oversight.
COMMUNICATIONS WITH DIRECTORS
Stockholders may send communications to our Board at the Company’s address, 1 Marina Park Drive, Unit 1410, Boston, MA 02210. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to our Board as a whole and designated as “Confidential,” the communication will be delivered to the Chair of our Board. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of our Board at its next regularly scheduled meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
INTRODUCTION
Each member of our Board is up for election at the Annual Meeting and, if elected, will hold office for a one-year term expiring at the next annual meeting. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES.
OUR BOARD’S NOMINEES AND THEIR QUALIFICATIONS
All seven of our Board’s Nominees have been nominated by our Board, at the recommendation of the Corporate Governance and Nominating Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2025 Annual Meeting and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. All of the Board’s Nominees have consented to serving as a nominee, being named in the Proxy Statement and serving as a director if elected. The Corporate Governance and Nominating Committee and our Board believe that each of our Board’s Nominees brings a strong and distinct set of perspectives, experiences and skills to OneSpan. The Corporate Governance and Nominating Committee and our Board believe that if our Board is comprised of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to OneSpan and our stockholders.
Our Board has affirmatively determined that each of our Board’s Nominees qualifies as an independent director under Nasdaq listing rules. None of our Board’s Nominees is being elected pursuant to any arrangement or understanding between any of the Board’s Nominees and any other person or persons. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Selection Process” beginning on page 9.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

Name	Age	Director Since	Position(s) with OneSpan
Alfred Nietzel	62	2020	Chair of our Board
Marc Boroditsky	61	2019	Director
Garry Capers	47	2021	Director
Sarika Garg	48	2021	Director
Marianne Johnson	58	2020	Director
Michael McConnell	58	2021	Director
Marc Zenner	61	2019	Director

Alfred Nietzel, Chair of Our Board

Board Member, Independent Executive Consultant and Retired Chief Financial Officer Director Since: 2020 Age: 62 Independent: Yes	Outside Public Company Directorships: Cerence Inc. (2019 – Present)

Executive Experience:
Mr. Nietzel has been a director since November 2020 and Chair of the Board since July 2021. Mr. Nietzel is a board member of Cerence Inc., a global cloud software company that provides AI-powered assistants and innovations for connected and autonomous vehicles, where he also serves on the audit and nominating and governance committees. He also serves as a director at Baxter Credit Union, one of the largest credit unions in the United States. He has served in executive finance roles for 16 years including most recently as Chief Financial Officer of CDK Global, Inc., the largest global provider of integrated technology and digital marketing solutions for the automotive retail and vehicle manufacturing industry, from 2014 to 2017. Prior to that, he was with Automatic Data Processing, Inc. (“ADP”), the leading global provider of cloud-based human capital management technology and services, since 2001, and led the financial and administrative execution of the spin-off of ADP’s Dealer Services Division to create CDK Global, Inc. Mr. Nietzel served as Chief Financial Officer for ADP’s Dealer Services Division, Chief Financial Officer for the Employer Services Division and ADP’s Corporate Controller, leading the financial and business integration processes for multiple large acquisitions and divestitures during his time at ADP. Prior to joining ADP, Mr. Nietzel served for 17 years with Procter & Gamble Inc., a multinational consumer goods company, in numerous operational finance, sales/marketing and audit roles. Mr. Nietzel holds a B.S. in Accounting and Finance from Eastern Illinois University.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Operations Experience
✔ Banking and Financial Services Industry Experience
✔ Corporate Finance and Capital Allocation Experience
✔ M&A Experience
✔ Accounting, Audit and Financial Controls Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
Mr. Nietzel is a global finance executive who has over 20 years of demonstrated finance experience across consumer products and B2B services and has operated as a CFO of a public company of scale. He has recent experience as both a public, and privately held, company Board member. His earlier career experience at Procter & Gamble included multiple expatriate assignments requiring long-term relocation to both Europe and Australia.

Marc Boroditsky

Chief Revenue Officer Age: 61 Independent: Yes	Standing Board Committees: Management Development and Compensation Outside Public Company Directorships: None

Executive Experience:
Mr. Boroditsky has been a director since June 2019. He is a member of the Management Development and Compensation Committee. From November 2022 through March 2024, Mr. Boroditsky served as the President of Revenue for Cloudflare, Inc, a global cloud services provider. From July 2020 to August 2022, he served as the Chief Revenue Officer at Twilio Inc., a cloud communication platform that engages customers across channels such as SMS, voice, video and email. Prior to that, he served as Twilio’s Senior Vice President of Sales from February 2017 to July 2020 and as Twilio’s Vice President and General Manager of Authentication Solutions from February 2015 to February 2017. Before joining Twilio, Mr. Boroditsky was President and COO of Authy, a software authentication company, from September 2014 until it was acquired by Twilio in February 2015. Prior to Authy, Mr. Boroditsky was VP of Identity and Access Management at Oracle Corporation, a provider of integrated cloud applications and platform services. Mr. Boroditsky has more than 30 years of experience with technology companies. He has founded and financed four software companies in electronic medical records, authentication and identity management. He successfully sold Authy to Twilio and Passlogix to Oracle. Mr. Boroditsky attended the University of California, San Diego.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ CEO Experience
✔ ESG and/or Human Capital Management Experience
Mr. Boroditsky has an extensive security software, sales, finance, product management and operations background, having served in executive roles at numerous technology companies, both private and publicly traded. He provides our Board with unique insights into the Company’s growth strategies, sales operations, software solutions including SaaS, software company operations and our target markets.

Garry Capers

Chief Operating Officer, Deluxe Corporation Director Since: 2021 Age: 47 Independent: Yes	Standing Board Committees: Corporate Governance and Nominating Committee (Chair) Management Development and Compensation Committee Outside Public Company Directorships: None

Executive Experience:
Mr. Capers has been a director since April 2021. He is a member of the Corporate Governance and Nominating Committee and Management Development and Compensation Committee. Mr. Capers joined Deluxe Corporation, a financial services company, in September 2019, where he currently serves as Chief Operations Officer and is a member of the executive leadership team. At Deluxe, Mr. Capers has full operational responsibility for the entirety of Deluxe, including payments operations, data operations, service delivery, sales enablement, enterprise marketing, business systems and optimization, and fulfillment. His prior roles at Deluxe included Division President for Data Solutions, Promotional Solutions, and Go-to-Market Enablement. Mr. Capers has served as a director of The National Center for Civil and Human Rights, a nonprofit organization, since January 2023. From January 2017 to September 2019, Mr. Capers held multiple executive leadership roles at ADP, including Senior Vice President, NA Comprehensive Outsourcing Services from January 2018 to September 2019 and Division Vice President, NAS Southeast Region from January 2017 to January 2018. From December 2007 through January 2017, Mr. Capers held various roles at Equifax Inc., a credit agency, overseeing business-to-business marketing units that focused on marketing data services for corporations, small businesses and consumers, including serving as General Manager – Equifax Marketing Services from April 2016 to January 2017. While at Equifax Inc., Mr. Capers also led the formation of a new business unit within the fraud and identity management space. Prior to Equifax, Mr. Capers was a management consultant with Bain & Company, departing as a manager with focus in the retail and financial services sectors. Mr. Capers holds a B.A. in Business Administration from Morehouse College and an MBA in Marketing from The Wharton School at the University of Pennsylvania.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ Banking and Financial Services Industry Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
Mr. Capers brings a wealth of strategic and operational experience in the markets the Company serves to our Board. With more than 15 years in the financial technology field including years of experience in management consulting, he contributes to the continued development of OneSpan’s value creation strategy.

Sarika Garg

Co-founder and Chief Executive Officer at Cacheflow Inc Director Since: 2021 Age: 48 Independent: Yes	Standing Board Committees: Audit Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: None

Executive Experience:
Ms. Garg has been a director since June 2021. She is a member of the Audit and Corporate Governance and Nominating Committees. Ms. Garg serves as Co-founder and Chief Executive Officer at Cacheflow Inc., a B2B SaaS company. She was previously Chief Strategy Officer responsible for product and go-to-market at Tradeshift, Inc., a cloud network and platform for supply chain payments, marketplaces, and apps. During her tenure from 2015 through 2020, she helped Tradeshift grow from a small 100-person startup to a valuation of approximately $2.7 billion by 2020. Before joining Tradeshift, Ms. Garg led product management for Ariba Network, following its acquisition by SAP SE. Ms. Garg started her career at SAP SE, a multinational software corporation, where she spent over 10 years. She has been recognized as one of the Top 50 Women Leaders in SaaS by The Software Report in both 2018 and 2019 and is a member of the Forbes Business Development Council.

Relevant Skills and Qualifications
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ CEO Experience
✔ ESG and/or Human Capital Management Experience
Ms. Garg brings significant software operational, sales, technology and M&A leadership experience to our Board. She has over 20 years of experience in building and taking to market enterprise solutions globally at SAP SE, Ariba Network and Tradeshift Inc., including strategic M&A. Ms. Garg also possesses experience with both perpetual license and SaaS license solutions and organizational setup. In addition, she is an expert in SaaS operations, sales and architectures, particularly in the financial technology space.

Marianne Johnson

Executive Vice President and Chief Product Officer, Cox Automotive, Inc. Director Since: 2020 Age: 58 Independent: Yes	Standing Board Committees: Audit Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: None

Executive Experience:
Ms. Johnson has been a director since March 2020. She is a member of the Audit and Corporate Governance and Nominating Committees. She has been the Executive Vice President and Chief Product Officer at Cox Automotive, Inc. (“Cox”), one of the largest automotive services companies in the world providing cloud-based technology and other solutions for the automotive wholesale and retail marketplace, since June 2018. She leads Cox’s product, engineering and data science teams, as well as the product innovation discipline to integrate and transform Cox’s comprehensive suite of software and services. In mid-2018, Ms. Johnson began the work of standardizing and improving product and engineering practices by modernizing both disciplines at Cox. She launched a unique product innovation framework, which transformed the speed and relevancy of products for Cox’s customers. Before joining Cox, Ms. Johnson was at First Data Corporation (now Fiserv, Inc.), a global leader in payments and financial technology, where she was head of product innovation and technology for the network and security solutions line of business and senior vice president of enterprise commercialization from May 2015 to May 2018. She has been named one of the top Women Worth Watching® by Profiles in Diversity Journal ® and Woman of the Year by The Technology Association of Georgia.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ Banking and Financial Services Industry Experience
Ms. Johnson has decades of experience in the financial technology field, having served in senior roles focusing on product innovation, operational excellence and growth. She also brings to our Board experience in product innovation, cloud-based software development, research and design, data science and executive management.

Michael McConnell

Private Investor Director Since: 2021 Age: 58 Independent: Yes
Standing Board Committees:
Audit Committee
Management Development and Compensation Committee (Chair)
Outside Public Company Directorships:
Adacel Technologies Limited
QuickFee
Vonage Holdings Corp. (2019 –2022)
SPS Commerce, Inc. (2018 – 2019)
Spark Networks SE (2014 – 2017)
Guidance Software, Inc. (2016 – 2017)

Executive Experience:
Mr. McConnell has been a director since June 2021. He is the chair of the Management Development and Compensation Committee and a member of the Audit Committee. Mr. McConnell currently serves as Chairman of the Board of Adacel Technologies Limited, a developer of air traffic management systems and technology, and previously served as a member of its board of directors beginning in 2017. He also serves as a non-executive director at QuickFee, a provider of online payment and lending solutions. Mr. McConnell’s prior board experience includes serving on the boards of Vonage Holdings Corp., a cloud communications provider, from 2019 through its sale in July 2022; SPS Commerce, Inc., a provider of cloud-based supply chain management services, from 2018 through 2019; Spark Networks SE, a leader in affinity-based online subscription dating networks, from 2014 until the company was sold in 2017; and Guidance Software, Inc., a global provider of forensic security solutions, from 2016 until the company was sold in 2017. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Operations Experience
✔ Corporate Finance and Capital Allocation Experience
✔ M&A Experience
✔ Accounting, Audit and Financial Controls Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
✔ CEO Experience
✔ ESG and/or Human Capital Management Experience
Mr. McConnell has extensive operating and financial experience as an executive officer at various technology companies. He brings over two decades of investment, operational and public board experience to OneSpan. Mr. McConnell’s skills and experiences provide a valuable asset to our Board in developing strategic alternatives to drive stockholder value.

Marc Zenner

Board Member, Senior Advisor, Consultant, Investor, Retired Investment Banker, Retired Chief Financial Officer Director Since: 2019 Age: 61 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Outside Public Company Directorships: Sentinel Energy Services Inc. (2017 – 2020) Innerworkings, Inc. (2019 – 2020)

Executive Experience:
Dr. Zenner has been a director since June 2019. He is the Chair of the Audit Committee. In addition, Dr. Zenner is a senior advisor for and investor in technology startups and serves as a valuation, corporate finance and investment banking expert. From August 2021 to October 2023, Dr. Zenner served as the Chief Financial Officer of Persefoni, a climate management and accounting platform. He retired from investment banking in September 2017 after having spent 10 years at J.P. Morgan & Co. and over six years at Citigroup, Inc., both leading financial services firms. At J.P. Morgan, Dr. Zenner was a Managing Director and Global Co-Head of Corporate Finance Advisory from 2007 to 2017. At Citigroup, he was a Managing Director and Global Head of the Financial Strategy Group from 2000 to 2007. Prior to his career in investment banking, Dr. Zenner had a distinguished career as a professor at the University of North Carolina Chapel Hill Business School where he was a professor and the finance area chair. Dr. Zenner received numerous awards for his teaching and is the author of a wealth of academic and practitioner articles. Dr. Zenner previously served on the board of directors of Sentinel Energy Services Inc., a special purpose acquisition company that focuses on the oil field services sector, where he was the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee, as well as on the board of Innerworkings, Inc., a marketing execution company that was acquired in the summer of 2020, where he was a member of the Audit Committee. Dr. Zenner is also a Chartered Financial Analyst. Dr. Zenner is originally from Belgium where he received an undergraduate degree in business engineering from K.U. Leuven. He then received an MBA from City University in London, U.K. and a Ph.D. in Financial Economics from Purdue University, where he was a Fulbright Scholar.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Banking and Financial Services Industry Experience
✔ M&A Experience
✔ Corporate Finance and Capital Allocation Experience
✔ Accounting, Audit and Financial Controls Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
✔ ESG and/or Human Capital Management Experience
Dr. Zenner has extensive finance, investment banking, capital markets, M&A and capital allocation experience, having served as a Chief Financial Officer, board member of other public firms, in senior roles at major international investment banks, and as a professor of finance. He provides our Board with deep insights into the Company’s capital structure, capital allocation strategies, and M&A program.

Additional Information
While our Board does not contemplate that any of our Board’s Nominees will not be able to serve as directors, if unforeseen circumstances (for example, death or disability) make it necessary for our Board to substitute another person for any of our Board’s Nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or our Board may, in its discretion, reduce the number of directors to be elected.

Our Board unanimously recommends voting “FOR” the election of each of our Board’s Nominees.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
WHAT YOU ARE BEING ASKED TO APPROVE
We hold advisory (non-binding) votes on the compensation of our NEOs, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory (non-binding) vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2020 annual meeting of stockholders. Following the recommendation of our stockholders, we will continue to hold our say-on-pay vote on an annual basis. We received strong approval of our say-on-pay vote at our 2023 annual meeting of stockholders, with 92% of our stockholders who voted at the meeting voting for the approval of our compensation framework for our NEOs.
Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2023, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 27 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve executive compensation will be held at our 2025 Annual Meeting.
OUR COMPENSATION PROGRAMS
We believe that our NEO compensation programs described throughout the “Compensation Discussion and Analysis” section on page 27 of this Proxy Statement are aligned with our strategic objectives and address evolving concerns in the highly competitive technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.
RESOLUTION FOR ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Our Board and its committees value the opinions of our stockholders and will carefully consider the voting results when evaluating our executive compensation programs. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:
RESOLVED, that the compensation of the named executive officers of OneSpan Inc., as disclosed in the proxy statement for the 2024 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion), is hereby APPROVED on an advisory basis.

Our Board unanimously recommends voting “FOR” the approval, on an advisory (non-binding basis) of our NEO Compensation.
PROPOSAL 3
ADVISORY VOTE ON RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed KPMG as the independent registered public accounting firm for the fiscal year ending December 31, 2024. Stockholder ratification of the appointment of KPMG is not required by our By-laws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.
If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2023 and has acted as independent registered public accounting firm for the Company since 1996. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board unanimously recommends voting “FOR” the ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND MANAGEMENT
The table below sets forth certain information with respect to the beneficial ownership of our Common Stock, as of April 9, 2024, unless otherwise indicated, for (i) each person or entity known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and our Board’s Nominees, (iii) each of our NEOs and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us that each beneficial owner has sole voting and investment power with respect to all shares of our Common Stock listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
5% Stockholders
BlackRock, Inc.
50 Hudson Yards, New York, NY 10001	3,444,246	(2)	9.1%
Entities affiliated with Legion Partners Asset Management, LLC
12121 Wilshire Boulevard, Suite 1240, Los Angeles, CA 90025	3,068,733	(3)	8.1%
The Vanguard Group
100 Vanguard Boulevard. Malvern, PA 19355	2,574,468	(4)	6.8%
Entities affiliated with First Trust Portfolios L.P.
120 East Liberty Drive, Suite 400, Wheaton, IL 60187	2,233,975	(5)	5.9%
Entities affiliated with Legal & General Investment Management Limited
One Coleman Street, London, EC2R 5AA, UK	2,207,340	(6)	5.8%
T. Kendall Hunt
110 N. Wacker Drive, Mail Code: IL 4-110-17-00, Chicago, IL 60606	1,900,055	(7)	5.0%
Directors and Our Board’s Nominees
Marc Boroditsky	39,159		*
Garry Capers	21,980		*
Sarika Garg	29,124		*
Marianne Johnson	31,500		*
Michael McConnell	73,849		*
Alfred Nietzel	43,274		*
Marc Zenner	56,159		*
Named Executive Officers
Matthew Moynahan	165,603	(8)	*
Jorge Martell	30,599		*
Lara Mataac	14,386		*
All Current Executive Officers and Directors as a group (10 persons)	340,030		*
*    Ownership is less than 1% of the outstanding shares of our Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days after April 9, 2024, if any, or restricted stock units (“RSUs”) held by such person that vest within 60 days of April 9, 2024, if any, are deemed to be beneficially owned and outstanding for purposes of calculating such person’s beneficial ownership but are not deemed outstanding for purposes of computing the percentage ownership of any other person. None of the members of our Board, our NEOs, or our other current Executive Officers own any options exercisable within 60 days after April 9, 2024 or any RSUs that vest within 60 days after April 9, 2024. As of April 9, 2024, there were 37,845,159 shares of Common Stock outstanding.

(2)
Based solely on information contained in a Schedule 13G/A filed on January 8, 2024 by BlackRock, Inc. (“BlackRock”), providing information with respect to its beneficial ownership as of December 31, 2023. BlackRock reported it had sole voting power over 3,396,645 shares, shared voting power over no shares, sole dispositive power over 3,444,246 shares and shared dispositive power over no shares.

(3)
Based solely on a Schedule 13D/A filed on November 15, 2023 by Legion Partners, L.P. I (“Legion Partners I”), Legion Partners, L.P. II (“Legion Partners II”), Legion Partners, LLC (“Legion Partners LLC”), Legion Partners Offshore I SP I, Legion Partners II. Legion Partners Asset Management, LLC (“Legion Partners Asset Management”), Legion Partners Holdings, LLC (“Legion Partners Holdings”), Raymond T. White, and Christopher S. Kiper (collectively with Legion Partners I, Legion Partners II, Legion Partners LLC, Legion Partners Offshore I SP I, Legion Partners Asset Management, Legion Partners Holdings, and Raymond T. White, the “Legion Partners Persons”), providing information with respect to their beneficial ownership as of November 15, 2023. Legion Partners I reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,721,042 shares. Legion Partners II reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 300,491 shares. Legion Partners Offshore I SP I reported that it had sole voting and sole dispositive power and shared voting and shared dispositive power over no shares. Legion Partners LLC reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,021,533 shares. Legion Partners GP, as the general partner of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I and (ii) 300,491 shares owned by Legion Partners II. Legion Partners Asset Management reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,021,533 shares. Legion Partners Asset Management, as the investment advisor of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I and (ii) 300,491 shares owned by Legion Partners II. Legion Partners Holdings reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,068,733 shares. As of the close of business on November 15, 2023, Legion Partners Holdings directly owned 47,200 shares. Legion Partners Holdings, as the sole member of Legion Partners Asset Management and sole member of Legion Partners GP, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I and (ii) 300,491 shares owned by Legion Partners II. Christopher S. Kiper reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,068,733 shares. Raymond T. White reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,068,733 shares. Each of Messrs. Kiper and White, as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I, (ii) 300,491 shares owned by Legion Partners II and (iii) 47,200 shares owned by Legion Partners Holdings.

(4)
Based solely on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group (“Vanguard”), providing information with respect to its beneficial ownership as of December 31, 2023. Vanguard reported that it had sole voting power over no shares, shared voting power over 69,189 shares, sole dispositive power over 2,474,206 shares and shared dispositive power over 100,262 shares.

(5)
Based solely on a Schedule l3G jointly filed on January 10, 2024 by The Charger Corporation, First Trust Portfolios L.P. and First Trust Advisors L.P., providing information with respect to their beneficial ownership as of December 31, 2023. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P. First Trust Portfolios L.P. acts as sponsor of certain unit investment trusts which hold shares of the Company. No individual unit investment trust sponsored by First Trust Portfolios L.P. holds more that 3% of any registered investment company issuer's shares. First Trust Advisors L.P., an affiliate of First Trust Portfolios L.P., acts as portfolio supervisor of the unit investment trusts sponsored by First Trust Portfolios L.P., certain of which hold shares of the Company. First Trust Advisors L.P. and The Charger Corporation each reported having sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,233,975 shares, and First Trust Portfolios L.P. reported that it did not have sole or shared voting or dispositive power over any shares. Each of First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation disclaims beneficial ownership of the foregoing shares.

(6)
Based solely on a Schedule 13G/A filed on February 13, 2024, by Legal & General Investment Management Limited (“Legal & General”), Legal & General UCITS ETF Plc (the "L&G Company"), and LGIM Managers (Europe) Limited, providing information with respect to their beneficial ownership as of December 31, 2023. Legal & General is a discretionary investment manager authorized and regulated by the UK financial conduct authority. The L&G Company is organized as an open-ended investment company with variable capital structured as an umbrella fund and comprised of separate sub-funds. The L&G Company has segregated liability between its funds and is organized under the laws of Ireland as a public limited company pursuant to the Companies Act (2014) (as amended) (the “Companies Act”). The L&G Company has entered into a management agreement with LGIM Managers (Europe) Limited under which the manager is responsible for the management of the L&G Company’s affairs. LGIM Managers (Europe) Limited is a limited liability company incorporated in Ireland and authorized by the Central Bank of Ireland as a super manco. LGIM Managers (Europe) Limited has appointed Legal & General as the investment manager for each of the funds. Legal & General reported that it had shared voting power and shared dispositive power over 2,207,340 shares and sole voting power and sole dispositive power over no shares. Each of L&G Company and LGIM Managers (Europe) Limited reported that it had shared voting power and shared dispositive power over 2,179,777 shares and sole voting power and sole dispositive power over no shares. The address of the principal office of Legal & General is One Coleman Street, London, EC2R 5AA, UK, and the address of the principal office of L&G Company and LGIM Managers Europe is 70 Sir John Rogersons Quay, Dublin 2, Ireland.

(7)
Based solely on information contained in a Schedule 13G/A filed on February 7, 2024 by T. Kendall Hunt, providing information with respect to his beneficial ownership as of December 31, 2023. T. Kendall Hunt reported he had sole voting power over 1,738,000 shares, shared voting power over 161,255 shares, sole dispositive power over 1,738,000 shares and shared dispositive power over 161,255 shares.

(8)	Based solely on the Company’s records as of February 19, 2024.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2023, all of the Company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2023.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	2,962,895	(3)	N/A	529,361
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	2,962,895		N/A	529,361
(1)    RSUs and performance-based restricted stock units (“PSUs”) do not have a purchase price, and the Company does not have any outstanding options.
(2)    The Company has one active incentive plan that has been approved by our stockholders, the 2019 Omnibus Incentive Plan (the "2019 Plan").
(3)    Consists of 1,714,347 shares of our Common Stock subject to outstanding RSU awards and 1,248,548 shares of our Common Stock subject to outstanding PSU awards. The number of shares of our Common Stock subject to outstanding PSU awards reflects the target amount awarded for awards outstanding as of December 31, 2023.

REPORT OF THE AUDIT COMMITTEE
Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the applicable requirements of the SEC and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting and their evaluation of the Company’s internal control over financial reporting.
The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.
Based upon the Audit Committee’s discussion with management and KPMG LLP and the Audit Committee’s review of the representation of management and the disclosures by KPMG LLP to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
Respectfully submitted,
Marc Zenner (Chair)
Sarika Garg
Marianne Johnson
Michael McConnell

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR 2023 AND 2022
The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG, our independent registered public accounting firm. It is currently the policy of the Audit Committee to pre-approve all audit services rendered by KPMG, and Audit Committee has also delegated to its Chair the authority to pre-approve KPMG permissible non-audit services, with the Chair of the Audit Committee and KPMG required to summarize any such approvals at the subsequent Audit Committee meeting. The Audit Committee’s policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management also recommends, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm then each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, is provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee is informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.
The following table sets forth the amount of fees billed to us by our independent registered public accounting firm, KPMG, for services rendered in 2023 and 2022:

	2023 (1)	2022
Audit Fees	$1,979,200	$2,054,825
Tax Fees	6,512	12,880
Audit-Related Fees	101,783	116,618
All Other Fees	—	—
TOTAL	$2,087,495	$2,184,323

(1)	Amounts billed in foreign currencies have been converted to U.S. dollars at the exchange rate in effect on December 31, 2023.
Audit Fees. For 2023 and 2022, audit fees consisted of fees billed for the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
Tax Fees. For 2023, tax fees consist of fees for permissible foreign subsidiary tax compliance services and permissible tax consulting services in the U.S.
Audit-Related Fees. For 2023 and 2022, other fees billed by KPMG were fees associated with the performance of permissible attestation services.
The Audit Committee, including through authority delegated to the Chair, pre-approved all of the above fees for both 2023 and 2022.
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussion, the Management Development and Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Respectfully submitted,
Michael McConnell (Chair)
Marc Boroditsky
Garry Capers
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the material components of 2023 compensation for our Named Executive Officers shown in the table below (“NEOs”) and discusses how that compensation was determined.

Named Executive Officers
Each of the individuals listed below served as an executive officer during 2023 and is a NEO under SEC executive compensation disclosure rules.

Name	Title
Matthew Moynahan	Former President and Chief Executive Officer (through January 4, 2024)
Jorge Martell	Chief Financial Officer and Treasurer
Lara Mataac	General Counsel, Chief Compliance Officer and Corporate Secretary
References to the “Committee” in this CD&A refer to the Management Development and Compensation Committee.

Business Transformation and 2023 Financial Results
We are currently in the midst of a business transformation. In December 2021, our Board approved a restructuring plan (the “restructuring plan”) designed to advance our operating model, streamline our business, improve efficiency, and enhance our capital resources. The first phase of this restructuring plan began and was substantially completed during the three months ended March 31, 2022. In May 2022, our Board approved additional actions related to the restructuring plan and we announced a three-year strategic transformation plan that began on January 1, 2023 (the "2022 strategic plan"). In conjunction with the 2022 strategic plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.

•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature, OneSpan Notary and OneSpan Trust Vault. This segment also includes costs attributable to our transaction cloud platform.

•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits ("SDKs"), and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include identity verification, multi-factor authentication and transaction signing solutions, such as mobile application security, and mobile software tokens.
When we began the 2022 strategic plan, we expected that we would manage Digital Agreements for accelerated growth and market share gains and Security Solutions for cash flow given its more modest growth profile. However, during the quarter ended June 30, 2023, we determined that we were unlikely to achieve the revenue growth levels set forth in our 2022 strategic plan within the contemplated three-year timeframe. A number of factors contributed to the challenges achieving the originally planned growth levels, particularly in Digital Agreements, on the timeframes set forth in the 2022 strategic plan, including: increasing maturity and competitiveness in the market for e-signature solutions; limited awareness of our brand among buyers of e-signature tools; and higher pricing aggressiveness from competitors. These and other factors made it more difficult than we originally anticipated to build our Digital Agreements sales pipeline, generate demand for our Digital Agreements solutions through marketing efforts, and improve our sales force productivity levels.
In response to these challenges in growing our Digital Agreements revenue, we modified our strategy to focus more heavily on improving Adjusted EBITDA margin across the business. To this end, in August 2023, our Board approved cost reduction actions (the “2023 Actions”) to seek to drive higher levels of Adjusted EBITDA while maintaining our long-term growth potential. The 2023 Actions consisted of workforce reductions, and to a much lesser extent, vendor contract termination and rationalization actions.

OneSpan’s financial performance in 2023 reflected the foregoing circumstances, particularly the impact of the 2023 Actions:

•Total revenue was $235.1 million, an increase of 7% compared to $219.0 million for 2022. Digital Agreements revenue was $50.9 million, an increase of 5% year-over-year. Security Solutions revenue was $184.2 million, an increase of 8% year-over-year.
•Gross profit was $157.7 million, or 67% gross margin, compared to $148.6 million, or 68%, in 2022.
•Operating loss was $28.9 million, compared to $27.1 million in 2022.
•Net loss was $29.8 million, or $0.74 per diluted share compared to $14.4 million, or $0.36 per diluted share for 2022.
•Adjusted EBITDA was $12.0 million compared to $6.4 million in 2022.

Adjusted EBITDA is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition-related costs, rebranding costs, and non-routine shareholder matters. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, see Appendix A to this Proxy Statement.
For more information on our 2023 financial results, please refer to our Annual Report on Form 10-K filed with the SEC on March 6, 2024.

Leadership Change
On January 4, 2024, our Board of Directors appointed Victor Limongelli as Interim Chief Executive Officer, effective immediately. Mr. Limongelli is a seasoned software executive who most recently served as Chief Executive Officer at BQE Software, a private SaaS company providing billing, accounting, and similar functionality to professional services firms.

Mr. Limongelli replaced Matthew Moynahan, whose employment as the Company’s President and Chief Executive Officer was terminated without cause on January 4, 2024 immediately prior to Mr. Limongelli’s appointment. Under his Amended and Restated Employment Agreement dated February 27, 2023 (the "Moynahan Employment Agreement"), subject to Mr. Moynahan’s timely execution and non-revocation of a separation and release agreement, including a release of claims against the Company and its affiliates, Mr. Moynahan was entitled to receive the payments and benefits associated with a termination without cause as set forth in the Moynahan Employment Agreement, as further described under "Potential Payments Upon Termination or Change in Control" below. Mr. Moynahan signed the required separation and release agreement in February 2024.
Key Compensation Principles
We operate in the global technology industry, focusing on high-assurance identity and authentication security and e-signature solutions. The market for executive-level talent in our industry is highly competitive, and we are undertaking a business transformation that will require significant dedication, creativity and commitment from our senior management team. The Committee’s 2023 executive compensation decisions were made in that context and guided by the principles of market competitiveness, pay for performance, stockholder alignment, responsible compensation practices, and retention, each of which is discussed below.
Market Competitiveness. Compensation should be aligned with the value of the job in the marketplace and designed to allow OneSpan to attract, motivate and retain the caliber of executive talent necessary to succeed in light of our industry and specific business circumstances. To ensure that our compensation is market competitive, we consider data from third-party compensation benchmarking reports and from a peer group of companies. This peer group, which is typically reviewed by the Committee on an annual basis, consists of companies comparable to the Company in terms of industry, revenue and market capitalization, as well as business competitors and competitors for executive talent and investor capital. Since OneSpan’s business includes our Digipass line of physical authentication devices as well as software, our peer group consists of companies in the following Global Industry Classification Standard (GICs) sub-industry groups: Application Software, Internet Services and Infrastructure, Electronic Equipment & Instruments, and Technology Hardware, Storage and Peripherals.
The peer group that the Committee used for purposes of 2023 executive compensation decisions consisted of the following companies:

●         Agilysys NV LLC
●         A10 Networks, Inc.
●         American Software, Inc.
●         Arlo Technologies, Inc.
●         Avid Technology, Inc.
●         Blackline, Inc.
●         Everbridge Inc.
●         ForgeRock, Inc.
●         Identiv, Inc.
●         Iteris, Inc.
●         Mitek Systems, Inc.

●         Ping Identity Corporation
●         I.D. Systems, Inc (dba PowerFleet)
●         Qualys, Inc.
●         Quantum Corporation
●         NAPCO Security Technologies, Inc.
●         Rapid7, Inc.
●         Sailpoint Technologies Inc.
●         Telos Corporation
●         Tenable, Inc.
●         Varonis Systems, Inc.
●         Veritone, Inc.

The foregoing peer group (the “2022-23 Peer Group”) was established in the fall of 2022 and 2023 executive compensation decisions were made in the first quarter of 2023. At the time of Committee approval of the 2022-23 Peer Group, our revenue ranked between the 25th percentile and the median of the peer companies, and our market capitalization was near the 25th percentile of the peer companies.

F.W. Cook & Co, Inc. (“F.W. Cook”), an independent compensation consultant, assisted the Committee in determining the 2022-23 Peer Group. Please see “Role of the Committee, Consultants and Management” below for additional information about the Company’s use of F.W. Cook.

The Committee uses peer group data as one of several factors it considers in determining executive compensation. It does not target a specific percentile range within the peer group, but instead uses peer group data as a general reasonableness standard. Although the Committee reviews the compensation practices of the companies in the peer group, it does not adhere to strict targets or formulas to determine the mix or value of compensation components. Instead, the Committee considers various factors, including the experience, responsibilities and performance of the applicable executive and the Company’s overall financial and competitive performance. The Committee believes that this flexibility is important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Performance-Based Compensation. Compensation should reward performance, both annual and long-term. Accordingly, the Committee believes that a substantial portion of an executive officer’s compensation, both cash and equity, should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value. Exceptional performance, both for the individual and for OneSpan, should be rewarded with a higher level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Committee, the result should be a lower level of compensation. Performance-based compensation should be based on measures that are simple to understand and that are aligned with the Company’s long-term strategies, operational goals and stockholder returns.

Stockholder Alignment. Compensation should align the long-term interests of our executives with those of our stockholders. To this end, a significant portion of total target compensation for our NEOs is in the form of equity. In addition, our CEO and CFO are subject to an executive stock ownership policy requiring them to hold equity at least equal to a multiple of the current base salaries of each of the CEO and CFO of 300% and 150%, respectively, within three years of appointment.

The Committee values continuing and constructive feedback from our stockholders on compensation, and we engage with investors on a regular basis to understand their views on this and other topics. In making its 2023 executive compensation decisions, the Committee considered the approval by approximately 92% of the votes cast for the Company’s say-on-pay vote regarding our 2022 executive compensation program, and as a result continued the high-level structure of the 2022 program, including a focus on pay-for-performance compensation, into 2023.

Responsible Compensation Practices. Compensation should incorporate risk management considerations and promote accountability and responsible conduct.

Risk management. The performance-based component of our compensation program is based on several metrics rather than a single metric in order to support balanced decision-making. In addition, we believe that our allocation of compensation among a fixed and predictable level of base salary, an annual cash incentive program based on multiple performance targets, and equity awards with a combination of multiple performance targets and multi-year vesting schedules discourages short-term risk taking at the expense of long-term results.

Clawback provisions. All of our equity agreements, both for executives and non-executives, provide that if the Company determines that the grantee’s “wrongful act” (as defined in the agreements) was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Company may determine that such grantee will forfeit and must repay to the Company any shares of our Common Stock, cash or other property paid in respect of any amount awarded during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the SEC), whichever is earlier, and ending on the date the restated financial statements are filed with the SEC.

In addition, as required by the Dodd-Frank Act of 2010 and related SEC rules, in 2023, we adopted a Dodd-Frank Compensation Recovery Policy (“Clawback Policy”). Our Clawback Policy provides that if we are required to prepare an accounting restatement, as defined in the Clawback Policy, we will attempt to recover from each of our executive officers (as defined in Rule 16a-1(f) under the Exchange Act) any erroneously awarded compensation received by such officer that was granted, earned or vested based in whole or in part upon the attainment of financial reporting measures (including stock price and total stockholder return) (“Incentive-Based Compensation”). For purposes of the Clawback Policy, “erroneously awarded compensation” means the amount of Incentive-Based Compensation the officer received that exceeds the amount he or she would have received had the amount of Incentive-Based Compensation been determined based on the restated amounts. Each of our executive officers and other senior management team members are required to acknowledge and agree to our Clawback Policy in their equity award agreements covering awards granted after December 18, 2023, the effective date of the Clawback Policy.

No hedging or pledging. Our Insider Trading Policy prohibits directors, executive officers, and employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities; engaging in hedging transactions, such as “costless collars” and forward sale contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities as collateral for a loan.
Responsible practices. We avoid compensation practices that we believe would provide excessive benefits or windfalls to our executives. We do not provide our executives with excessive perquisites, special executive retirement programs, or tax gross-ups on severance payments, and our equity plans prohibit repricing stock options or paying cash for underwater stock options without stockholder approval. We also require a “double-trigger” for equity acceleration upon a change in control, which means that the occurrence of a change in control by itself will not trigger vesting acceleration; rather, the executive must be terminated without cause or resign for “good reason” following a change in control in order for his or her equity vesting to accelerate.

Retention. Our focus on pay-for-performance compensation should be balanced with the predictability needed to retain executives whose skills, knowledge and experience are important to our long-term success. Particularly in light of our ongoing business transformation, our compensation program must support our ability to attract, motivate and retain our executives to execute our strategy, including during periods of stock market volatility, adverse macroeconomic developments, or temporary setbacks to Company performance as we execute our business transformation. We believe the multi-year, time-based vesting component of our equity award program is an important factor in our ability to retain our executives.
Role of the Committee, Consultants, and Management
The Committee makes all final determinations regarding the compensation of our NEOs, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. Under its charter, the Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities, and also takes into account management input (particularly the input of the CEO) in making executive compensation decisions.

Role of the Independent Consultant. The Committee retains an independent compensation consulting firm from time to time as it deems appropriate. The Committee engaged F.W. Cook to advise on certain 2022 and 2023 compensation matters. In particular,

F.W. Cook assisted the Committee in determining the 2022-23 Peer Group, benchmarking Mr. Moynahan’s target pay versus the updated peer group, and in evaluating potential approaches to Mr. Moynahan’s 2023 compensation. F.W. Cook interacts with management if and as directed by the Committee, but the firm does not perform any other services for the Company. The Committee reviewed the independence of F.W. Cook under Nasdaq and SEC rules and concluded that the work of F.W. Cook has not raised any conflict of interest.

Role of Management. The Committee typically considers the CEO’s evaluations and recommendations, both with respect to his own performance and compensation and with respect to the performance and compensation of his direct reports, when making executive compensation decisions. If it considers it appropriate to do so, the Committee may confer with other members of management or the Committee’s compensation consultant in connection with year-end performance reviews, the determination of compensation for the completed year, and compensation decisions for the upcoming year. Since 2023 individual executive performance reviews occurred after Mr. Moynahan's employment had terminated and because Mr. Limongelli had just recently joined the Company, the Committee assessed 2023 individual performance based primarily upon input from each executive as to his or her own performance and achievements during 2023, observations by members of the Committee, and input from other Board members.
Elements of Compensation
The principal components of our executive compensation program consist of base salary, annual cash incentive compensation and long-term incentive compensation. From time to time, we also use sign-on equity or cash incentives to incentivize a new hire candidate to accept our offer of employment, including when the executive would need to forfeit a bonus or other incentive compensation from his or her prior employer in order to join us; however, we did not use this component in 2023, since none of our NEOs were newly hired during the year.
NEO Compensation for 2023

Compensation Element	Description	Cash	Equity
Base Salary	Fixed annual cash pay based on scope of responsibilities and individual performance	X
Annual Cash Incentive	Annual cash incentive payment tied to achievement of designated annual targets	X
Long-Term Incentive—Restricted Stock Units (“RSUs”) with three-year vesting, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal installments every six months thereafter	Time-based stock award that encourages and rewards continued service over a three-year period		X
Long-Term Incentive—Performance-Based Restricted Stock Units (“PSUs”) that are eligible to be earned based on a one-year performance period; earned shares vest as to one-third of the underlying shares on December 31 of each of the performance year and the two immediately following years.	Performance-based stock award that is earned based on achievement of one-year financial targets and vests over a three-year period, which encourages and rewards financial performance and continued service over a three-year period		X
Base Salary
Base salary is the fixed element of the NEOs’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities.
The 2022 base salaries of our NEOs were set when each individual began work with OneSpan (Mr. Moynahan in late November 2021, Ms. Mataac in mid-June 2022, and Mr. Martell in early September 2022). Mr. Moynahan’s base salary was determined by the Committee upon his hire in November 2021 based on a review of market data, the Company’s historical compensation practices and input from the third-party compensation consultant used by the Committee during 2021. Mr. Martell’s and Ms. Mataac’s base salary were determined based upon a combination of a third-party benchmarking report, input from the executive recruiter who assisted in identifying and hiring both executives, internal pay equity, and candidate expectations.

In 2023, the Committee approved increases to the base salary for each of the NEOs, as shown in the table below. Mr. Moynahan’s base salary increase took effect on April 1, 2023, and Mr. Martell's and Ms. Mataac’s increase took effect on the one-year anniversary of their respective hire dates (September 6, 2023 for Mr. Martell and June 13, 2023 for Ms. Mataac).

Name and Principal Position	Base Salary as of 12/31/2023	Base Salary as of 12/31/2022	Percentage Change
Matthew Moynahan Former President and Chief Executive Officer	$600,000	$500,000	20%
Jorge Martell Chief Financial Officer	$412,000	$400,000	3%
Lara Mataac General Counsel	$353,100	$330,000	7%

The Committee approved a 20% base salary increase for Mr. Moynahan in February 2023 based on Mr. Moynahan’s progress in 2022 carrying out the early stages of the Company’s strategic transformation plan, including achievement of solid financial results during 2022 despite foreign exchange and macroeconomic challenges, and the Committee's assessment at the time of the importance of retaining Mr. Moynahan into the next, critical phase of the Company’s transformation efforts. The Committee approved the salary increases for Mr. Martell and Ms. Mataac based upon recommendations from Mr. Moynahan. Mr. Martell’s increase was primarily a cost of living increase, and Ms. Mataac’s increase was attributable to a combination of cost of living increase, performance and internal pay equity factors.
Annual Cash Incentive Compensation
For 2023, Mr. Moynahan, Mr. Martell and Ms. Mataac were eligible to receive an annual cash incentive payment under the Company’s 2023 Management Incentive Program, or 2023 MIP. Incentive payments under the 2023 MIP were based on the Company’s achievement of 2023 financial metrics approved by the Committee, as well as individual performance.

The annual cash incentive opportunity under the 2023 MIP is based on a percentage of base salary (the “Target MIP Opportunity”). The Target MIP Opportunity for each NEO was established as part of his or her initial compensation upon joining the Company, based on the same factors used to determine 2022 NEO base salaries described above. The table below shows the Target MIP Opportunity and corresponding percentage of base salary, as well as the 2023 MIP payment each NEO actually earned. An explanation of how the 2023 MIP payments were determined follows the table.

Name and Principal Position	2023 Target MIP Opportunity	Target % of Base Salary	Payout Actually Earned		Payout as % of Target
Matthew Moynahan Former President and Chief Executive Officer	$600,000	100%	$60,000	(1)	10%
Jorge Martell Chief Financial Officer	$267,800	65%	$3,000	(2)	1%
Lara Mataac General Counsel	$176,550	50%	$15,000		9%
(1) In connection with Mr. Moynahan's termination, the Board agreed to a 2023 MIP payout of $60,000 to Mr. Moynahan, and waived the requirement in the MIP plan document that Mr. Moynahan be employed on the date of the payout with respect to that amount.
(2) Mr. Martell declined his $3,000 annual cash incentive payout and allocated the funds to other members of the finance organization.

The Committee determined that payouts under the 2023 MIP would be based on the Company’s achievement of the following metrics, weighted as shown:

Metric	Weighting
Total Revenue	70%
Adjusted EBITDA	20%
Individual Performance	10%
The Total Revenue and Adjusted EBITDA targets were derived from OneSpan’s 2023 budget. The weighting of Revenue at 70% and Adjusted EBITDA at 20% (as compared to 60% and 20%, respectively, for the prior year MIP) reflected the Company’s focus on revenue growth as set forth in the 2022 strategic plan. The individual performance component of the 2023 MIP was reduced to 10% from 20% in the prior year MIP, in order to make the MIP targets more objective and more closely tied to measurable financial performance.

Under the 2023 MIP, the Committee retained discretion to adjust the targets or the achievement of the targets to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events, and to include or exclude any reorganization or restructuring transactions, extraordinary nonrecurring items, or significant acquisitions or divestitures occurring in 2023.

Total Revenue
Seventy (70%) percent of the potential payout under the 2023 MIP was based on achievement of Total Revenue at a target of $243.0 million, which would require 10.9% growth from $219.0 million in Total Revenue for 2022. The target achievement level was determined based on the Company’s 2023 budget. The Committee established the following payout curve for performance at levels lower or higher than the Total Revenue target, with a maximum payout of 150% of target if 2023 Total Revenue was $256.0 million or more:

Performance Level (2023 Total Revenue)	Level of Payout as a Percent of Target
Less than $238.0 million	—%
$238.0 million	50%
$243.0 million	100%
$256.0 million or higher	150%
Payment for performance between stated levels would be interpolated.
In February 2023, the Committee reviewed the Company’s 2023 financial results and determined that Total Revenue for the year ended December 31, 2023 was $235.1 million, which was less than the threshold amount and therefore corresponded to an achievement percentage for Total Revenue of 0%.
Adjusted EBITDA
Twenty percent (20%) of the potential payout under the 2023 MIP was based on achievement of Adjusted EBITDA at a target of $6.0 million, a slightly lower level of Adjusted EBITDA than the $6.4 million that the Company achieved in 2022. The target achievement level was determined based on the Company’s 2023 budget and reflected the expected impact of certain investments to drive the revenue growth contemplated in the 2022 strategic plan, such as sales, marketing, and additional headcount expense.

The Committee established the following payout curve for performance at levels lower or higher than the annual Adjusted EBITDA target, with a maximum payout of 125% of target if 2023 annual Adjusted EBITDA was $8.0 million or more:

Performance Level (2023 Adjusted EBITDA)	Level of Payout as a Percent of Target
Less than $4.0 million	—%
$4.0 million	50%
$6.0 million	100%
$8.0 million or higher	125%
Payment for performance between stated levels would be interpolated.
In February 2023, the Committee reviewed Adjusted EBITDA for the year ended December 31, 2023, which was $12.0 million. However, due primarily to the unexpected August 2023 strategic pivot from revenue growth to greater focus on Adjusted EBITDA and the associated 2023 Actions, the Company incurred a total of $17.3 million in restructuring and related charges during 2023, the significant majority of which were unplanned at the outset of the year and therefore not contemplated by the Company’s 2023 budget. As a result, in evaluating the Company's achievement of the Adjusted EBITDA target, the Committee exercised its discretion under the 2023 MIP to subtract the restructuring charges attributable to the 2023 Actions from 2023 Adjusted EBITDA. That adjustment reduced Adjusted EBITDA attainment to below the $4.0 million threshold, and therefore the Adjusted EBITDA achievement percentage was determined to be 0%.
Individual Performance
Ten percent (10%) of the potential payout under the 2023 MIP was based on individual performance. Mr. Moynahan’s employment was terminated without cause on January 4, 2024. In connection with Mr. Moynahan's termination, the Board agreed to a 2023 MIP payout of $60,000 to Mr. Moynahan, and waived the requirement in the MIP plan document that Mr. Moynahan be employed on the date of the payout with respect to that amount.

For Mr. Martell and Ms. Mataac, the Committee assessed their individual performance in 2023 based upon input from each executive as to his or her own performance and achievements during 2023, observations by members of the Committee, and input from other Board members. Based on those factors, the Committee approved a 2023 MIP payout of $3,000 to Mr. Martell and $15,000 to Ms. Mataac, respectively. The payouts reflect the Committee’s determination that members of the executive team should generally receive less than the 10% target individual performance payout, given that the Company fell significantly short of its revenue target for the year and was unable to achieve the objectives set out in the 2022 strategic plan.

Long-Term Incentive Compensation
Long-term incentive compensation awards for 2023 were granted pursuant to our 2019 Plan. Our long-term incentive awards are designed to align the interests of our executives, key employees and others with our success and with other stockholders generally. The Committee believes these incentives promote a long-term perspective that is important to the continued success of our business.

2023 Long-Term Incentive Awards

The Committee granted Mr. Moynahan a 2023 equity award with a total value of $3.0 million, consisting of approximately $1.75 million, or 58%, in RSUs and $1.25 million, or approximately 42%, in PSUs. The value of the award and the RSU/PSU split were intended to recognize Mr. Moynahan’s progress carrying out the initial stages of the Company’s strategic transformation plan, including achievement of solid financial results during 2022 despite foreign exchange and macroeconomic challenges, and to retain Mr. Moynahan as the Company’s CEO into the next, critical stage of the Company’s transformation. In addition to this award, Mr. Moynahan also received a special one-time PSU grant, which is discussed separately below under "2023 Moynahan Special PSU Award".

The Committee granted Mr. Martell and Ms. Mataac equity awards with a total value of approximately $1.0 million and $600,000, respectively, consisting of 75% in PSUs and 25% in RSUs. In determining the value and composition of the equity grants to Mr. Martell and Ms. Mataac, the Committee considered peer group data, input from Mr. Moynahan, and the Committee’s overall objective of tying senior management compensation to the Company’s performance.

The dollar value of the 2023 long-term incentive awards to our NEOs was converted into the equivalent number of PSUs and RSUs on the grant date by dividing the target dollar value by the closing price of our Common Stock on the grant date, and rounding up to the nearest share.

2023 long-term incentive awards to our NEOs are shown below:

Name and Principal Position	2023 LTIP – Total Value at Target	2023 LTIP – Time-Based RSU (#)	2023 LTIP – PSUs at Target (#)	2023 LTIP – PSUs Actually Earned (#)
Matthew Moynahan Former President and Chief Executive Officer	$3,000,015	127,552	91,108	9,490	(1)
Jorge Martell Chief Financial Officer	$1,000,010	18,222	54,665	17,083
Lara Mataac General Counsel, Chief Compliance Officer, and Corporate Secretary	$600,003	10,933	32,799	10,250

(1)	Represents earned shares that vested as of December 31, 2023. The remaining shares were forfeited upon Mr. Moynahan’s last day of employment on January 4, 2024.
The 2023 RSUs granted to the NEOs vest over three years, with one-third vesting on the one year anniversary of the date of grant and the remainder vesting in equal installments every six months thereafter, subject to the NEO’s continued service on the applicable vesting date. The PSU awards were to be earned based upon the Company’s achievement of 2023 financial metrics approved by the Committee. The Committee determined that payouts under the 2023 PSUs would be based on the Company’s achievement of the following metrics, weighted as shown:

Metric	Weighting
Subscription and Term License Revenue	75%
Adjusted EBITDA	25%
Subscription and Term License Revenue consists of cloud and on-premises subscription revenue. The Subscription and Term License Revenue and Adjusted EBITDA targets were based on our 2023 budget.
Subscription and Term License Revenue
Seventy-five percent (75%) of the potential payout under the 2023 PSUs was based on achievement of Subscription and Term License Revenue at a target of $117.3 million. This target would require meaningful growth from $89.0 million in Subscription and Term License Revenue for the prior year. The Committee established the following payout curve for performance at levels lower or higher than the target, with a maximum payout of 150% of target if 2023 Subscription and Term License Revenue was $120.6 million or more:

Performance Level (2023 Subscription and Term License Revenue)	Level of Payout as a Percent of Target
Less than $113.3 million	—%
$113.3 million	50%
$117.3 million	100%
$120.6 million or higher	150%
Payment for performance between stated levels would be interpolated.
In February 2023, the Committee reviewed the Company’s 2023 financial results and determined that Subscription and Term License Revenue for the year ended December 31, 2023 was $106.4 million, which was less than the threshold amount and therefore corresponded to an achievement percentage for Subscription and Term License Revenue of 0%.
Adjusted EBITDA
Twenty-five percent (25%) of the potential payout under the 2023 LTIP PSUs was based on achievement of Adjusted EBITDA at a target of $6.0 million, a slightly lower level of Adjusted EBITDA than the $6.4 million that the Company achieved in 2022. The target achievement level was determined based on the Company’s 2023 budget and reflected the expected impact of certain investments to drive the revenue growth contemplated in the 2022 strategic plan, such as sales, marketing, and additional headcount expense. The Committee established the following payout curve for performance at levels lower or higher than the annual Adjusted EBITDA target, with a maximum payout of 125% of target if 2023 Adjusted EBITDA was $8.0 million or more:

Performance Level (2023 Adjusted EBITDA)	Level of Payout as a Percent of Target
Less than $4.0 million	—%
$4.0 million	50%
$6.0 million	100%
$8.0 million or higher	125%
Payment for performance between stated levels would be interpolated.
In February 2024, the Committee reviewed the Company’s 2023 financial results and determined that Adjusted EBITDA for the year ended December 31, 2023 was $12.0 million, which corresponded to the maximum achievement percentage for Total Adjusted EBITDA achievement of 125% of target. Since the 2023 PSU award agreements provided that achievement against the Subscription and Term License Revenue and Adjusted EBITDA metrics were to be determined based upon the Company’s financial statements, the Committee did not adjust the attainment of the Adjusted EBITDA metric.
Final 2023 Earned PSU Decision
When the full year achievement results were aggregated, the overall percentage of 2023 PSUs earned was 31.25% of target based on 0% achievement against the Subscription and Term License Revenue factor (weighted 75%) and 125% achievement against the Adjusted EBITDA factor (weighted 25%). This resulted in Mr. Martell and Ms. Mataac earning 17,083 and 10,250 shares, respectively, and Mr. Moynahan earning 28,471 shares, all but 9,490 of which were forfeited upon his last day of employment on January 4, 2024. Mr. Martell’s and Ms. Mataac’s earned 2023 PSUs vested as to one-third of the underlying shares on December 31, 2023, and will vest as to an additional one-third on December 31 of each of 2024 and 2025, provided that the applicable executive is still employed with OneSpan on each of those dates.
2023 Moynahan Special PSU Award
On March 11, 2023, the Committee approved the grant of a special performance-based restricted stock unit award (the “Special PSU Award”) under the 2019 Plan to Mr. Moynahan. The Special PSU Award consisted of 300,000 PSUs, which each represented the right to receive one share of our Common Stock, subject to the satisfaction of Company performance and vesting conditions set forth in the award agreement. Mr. Moynahan was eligible to earn a designated number of PSUs for each of 2023, 2024, and 2025 (the “Eligible PSUs”) based upon the Company’s achievement of specified revenue targets for the applicable year (each, a “Performance Period”).

In making its decision to grant the Special PSU Award to Mr. Moynahan in March 2023, the Committee considered the following factors:

•The importance of retaining Mr. Moynahan to carry out the critical next phase of the Company’s strategic transformation plan;
•Mr. Moynahan’s progress in driving the Company’s strategic transformation plan in 2022, including strong financial results for 2022 despite foreign exchange and macroeconomic challenges;
•The fact that macroeconomic factors and stock market trends unrelated to the Company’s performance had impacted the Company’s stock price since Mr. Moynahan joined the Company, resulting in a significantly lower likelihood that the stock price targets for Mr. Moynahan’s sign-on PSU granted upon his hire in November 2021 would be achieved, which had materially reduced the retention incentive of that grant; and
•Mr. Moynahan’s total direct compensation relative to 2022 peer group data, which indicated that Mr. Moynahan’s total direct compensation was below the median of the peer group.

The Special PSU Award was structured as follows:

•For the Performance Period from January 1, 2023 to December 31, 2023 (the “First Performance Period”), Mr. Moynahan was eligible to earn 25%, or 75,000, of the PSUs if the Company achieved or exceeded the 2023 revenue target. The 2023 revenue target was required to be achieved or exceed for any Eligible PSUs to be earned.
•For the Performance Period from January 1, 2024 to December 31, 2024 (the “Second Performance Period”), Mr. Moynahan was eligible to earn up to 25%, or 75,000, of the PSUs based on the Company’s achievement of the 2024 revenue target. At least 95% of the 2024 revenue target was required to be achieved for any Eligible PSUs to be earned.
•For the Performance Period from January 1, 2025 to December 31, 2025 (the “Third Performance Period”), Mr. Moynahan was eligible to earn up to 50%, or 150,000, of the PSUs based on the Company’s achievement of the 2025 revenue target. At least 95% of the 2025 revenue target was required to be achieved for any Eligible PSUs to be earned.

Any Eligible PSUs earned would have vested upon the Committee’s determination of achievement for the Third Performance Period, which was required to occur within 60 days of the end of the Third Performance Period, provided that Mr. Moynahan was still employed by the Company at that time.

The 2023 revenue target under the Special PSU Award was $253.7 million. The revenue targets under the Special PSU Award were intended to be challenging, but attainable based on the Company's 2023 budget. Since the Company did not achieve the 2023 revenue target, Mr. Moynahan forfeited the 75,000 Eligible PSUs for the First Performance Period. Upon his termination on January 4, 2024, Mr. Moynahan also forfeited the Eligible PSUs for the Second and Third Performance Periods.
Additional Compensation Elements
Other Benefits
Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that are commensurate with the benefits provided to all of our full-time employees, including participation in our 401(k) plan and medical and dental benefits. During 2023, we did not provide our NEOs with nonqualified retirement programs or perquisites, except that executives and other employees who attended the Company’s President’s Club sales event in April 2023 were permitted to bring a guest at the Company’s expense.
Change in Control and Severance Benefits
The Committee believes the severance and change in control benefits we provide to our NEOs are comparable with those benefits offered by our competitors and necessary to attract and retain a talented executive team. The NEOs’ possible severance and change in control benefits are described below under “Potential Payments Upon Termination or Change in Control.” All stock awards require a “double trigger” for vesting to accelerate (both a change in control and a qualifying termination of employment within 18 months of the change in control).
2023 SUMMARY COMPENSATION TABLE
The following table provides selected information concerning compensation during the fiscal years ended December 31, 2023, 2022 and 2021 for services in all capacities to OneSpan by the NEOs.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Matthew Moynahan
Former President and Chief Executive Officer	2023	$575,000	$—	$7,866,015	$—	$89,200	$8,530,215
	2022	$500,000	$—	$2,500,000	$546,286	$7,744	$3,554,030
	2021	$45,513	$—	$7,065,625	$—	$69	$7,111,207
Jorge Martell
Chief Financial Officer	2023	$403,862	$—	$1,000,010	$3,000	$804	$1,407,676
	2022	$133,333	$—	$1,500,000	$90,279	$80	$1,723,692
Lara Mataac
General Counsel	2023	$342,779	$—	$600,003	$15,000	$10,716	$968,498
	2022	$182,558	$—	$600,000	$99,274	$2,054	$883,886

(1)	Salary represents base salary earned in the fiscal year indicated.
(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) and are based on the probable outcome of the performance conditions with respect to PSUs. Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for more information about our stock-based compensation. Assuming the highest level of performance had been achieved for all PSUs granted to the NEOs in 2023 (which represent approximately $6.1 million of the grant date fair value shown above for Mr. Moynahan, $0.75 million of the grant date fair value for Mr. Martell, and $0.45 million of the grant date fair value for Ms. Mataac), the maximum grant date fair value of such PSUs would have been as follows: Mr. Moynahan – $6,662,881; Mr. Martell – $1,078,145; and Ms. Mataac – $646,884.
(3)	Amounts reported in this column for 2023 represent annual cash incentive payments with respect to the fiscal year ended December 31, 2023, as described above in “Compensation Discussion and Analysis” in the “Annual Cash Incentive Compensation” section. Mr. Martell declined his $3,000 annual cash incentive payment and allocated the amount to other members of the finance organization.
(4)	The NEOs’ “All Other Compensation” for 2023 consisted of:

•
Mr. Moynahan: A payment of $60,000 under the 2023 MIP in connection with the termination of his employment (see "Potential Payments Upon Termination or Change in Control" for additional information), Company matching 401(k) contributions of $11,550, $804 in life insurance premium payments made by the Company, $13,372 associated with bringing a personal guest to the 2023 Company’s President’s Club event (an event recognizing the Company’s top salespeople during 2022), and a $3,474 tax gross-up for imputed income related to the President's Club event.

•	Mr. Martell: $804 in life insurance premium payments made by the Company.
•	Ms. Mataac: Company matching 401(k) contributions of $9,912 and $804 in imputed income from life insurance premium payments made by the Company.

2023 GRANTS OF PLAN-BASED AWARDS
The following table sets forth all plan-based awards granted to the NEOs during 2023.

		Possible Future Payouts Under Non-Equity Incentive Plan Awards (1)			Possible Future Payouts Under Equity Incentive Plan Awards (2)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Units (#)(3)	Grant Date of Fair Value of Stock Units (4)
Matthew Moynahan
	—	$330,000	$600,000	$840,000	—	—	—	—	—
	2/23/23	—	—	—	45,555	91,108	130,968	—	—
	2/23/23	—	—	—	—	—	—	127,552	$1,750,013
	3/11/23	—	—	—	187,500	300,000	300,000	—	—
Jorge Martell
	—	$147,290	$267,800	$374,920	—	—	—	—	—
	2/23/23	—	—	—	27,333	54,665	78,582	—	—
	2/23/23	—	—	—	—	—	—	18,222	$250,006
Lara Mataac
	—	$97,103	$176,550	$247,170	—	—	—	—	—
	2/23/23	—	—	—	16,400	32,799	47,149	—	—
	2/23/23	—	—	—	—	—	—	10,933	$150,001

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as cash incentive awards under the 2023 MIP upon achievement of the target financial levels for the year. The individual performance component of the 2023 MIP, which is weighted to account for 10% of the total target cash incentive opportunity, does not have a threshold or maximum and is therefore assumed for purposes of this table to be achieved at the target level. The 2023 MIP target award amounts are based on percentages of each NEO’s base salary as set forth in their respective employment agreements, which percentages are 100%, 65%, and 50% for Mr. Moynahan, Mr. Martell, and Ms. Mataac, respectively. Additional information regarding the 2023 MIP is provided above in “Compensation Discussion and Analysis” in the “Annual Cash Incentive Compensation” section.
(2)	Represents the threshold, target and maximum shares that could have been earned pursuant to the 2023 PSU grants based on the achievement of the target financial levels for the year. Additional information regarding the 2023 PSU grants and the applicable metrics is provided above in “Compensation Discussion and Analysis” in the “Long-Term Incentive Compensation” section.
(3)	Represents RSU grants that vest over three years, with one-third of the underlying shares vesting on the one-year anniversary of the grant date and the remainder vesting in equal installments every six months thereafter, subject to the NEO’s continued employment through each applicable vesting date. The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the RSUs on the date the award was granted. Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for more information about our stock-based compensation.
(4)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the RSUs on the date the award was granted.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table sets forth the aggregate number of outstanding equity awards held by the NEOs as of December 31, 2023.

			Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested	Stock Awards Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Name	Grant Date		(#)	($)(1)	(#)	($)(1)
Matthew Moynahan
	2/23/2023	(2)	127,522	$1,367,357	—	$—
	2/23/2023	(3)	—	$—	62,637	$671,469
	3/11/2023	(4)	—	$—	187,500	$2,010,000
	2/17/2022	(5)	38,391	$411,552	—	$—
	6/23/2022	(6)	47,451	$509,640	—	$—
	11/29/2021	(7)	125,000	$1,340,000	—	$—
	11/29/2021	(8)	—	$—	112,500	$1,206,000
Jorge Martell
	2/23/2023	(2)	18,222	$195,340	—	$—
	2/23/2023	(3)	—	$—	37,583	$402,890
	9/6/2022	(5)	40,730	$436,626	—	$—
	9/6/2022	(9)	18,329	$196,487	—	$—
	9/6/2022	(10)	86,855	$931,086	—	$—
Lara Mataac
	2/23/2023	(2)	10,933	$117,202	—	$—
	2/23/2023	(3)	—	$—	22,550	$241,736
	8/5/2022	(5)	13,787	$147,797	—	$—
	8/5/2022	(10)	39,200	$420,224	—	$—

(1)	Market value calculated based on $10.72 per share, which was the closing price of our Common Stock on the Nasdaq Capital Market on December 29, 2023.
(2)	RSUs vest over a three-year period, with one-third of the underlying shares vesting on the one-year anniversary of the grant date and the remainder vesting in equal installments every six months thereafter, subject to the NEO’s continued employment through each applicable vesting date.
(3)
Represents 2023 PSUs that were to be earned based on the achievement of financial targets for 2023. Subject to the Management Development and Compensation Committee’s determination of the number of earned PSUs, which occurred during the first quarter of 2024, earned PSUs vest as to one-third of the underlying shares on December 31 of each of 2023, 2024 and 2025, subject to the NEO’s continued employment through each applicable vesting date. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to this award are based on achieving threshold performance with respect to the revenue metric and maximum performance with respect to the Adjusted EBITDA metric.

(4)
Represents Special PSU Award PSUs that were to be earned based on the achievement of financial targets for 2023, 2024 and 2025. Any Special PSUs earned would vest with 60 days after the end of the three-year performance period, subject to the NEO’s continued employment through that date. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to this award are based on achieving threshold performance. As disclosed above, this award was not earned for the 2023 performance period and the remainder of the award was forfeited upon Mr. Moynahan's termination on January 4, 2024.

(5)	RSUs vest over a three-year period, with one-sixth of the underlying shares vesting every six months after the grant date, subject to the NEO’s continued employment through each applicable vesting date.
(6)
Represents PSUs that were earned based on achievement of financial targets for 2022. These earned PSUs vested as to one-third of the underlying shares on December 31, 2022 and 2023 and vest as to the remaining one-third on December 31, 2024, subject to the NEO’s continued employment through that date.

(7)	RSUs vest over a four-year period, with one-fourth of the underlying shares vesting on each anniversary of the grant date, subject to the NEO's continued employment through each applicable vesting date.

(8)	PSUs are earned and vest upon achievement of stock price targets for the four-year period ending November 25, 2025. In accordance with the SEC's executive compensation disclosure rules, the amounts reported with respect to this award are based on achieving threshold performance.
(9)	RSUs vest over a four-year period, with one-eighth of the underlying shares vesting every six months after the grant date, subject to the NEO's continued employment through each applicable vesting date.
(10)	Represents PSUs that were earned based on the achievement of financial targets for 2022. These earned PSUs vest as to all of the underlying shares on December 31, 2024, subject to the NEO's continued employment through that date.
2023 STOCK VESTED
The following table sets forth NEO stock awards that vested in the year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Matthew Moynahan	183,175	$2,095,866
Jorge Martell	26,474	$390,618
Lara Mataac	9,192	$123,403
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
During 2023, Messrs. Moynahan and Martell and Ms. Mataac were each subject to employment agreements governing the terms of their employment and severance benefits.
Matthew Moynahan
The Moynahan Employment Agreement was entered into effective November 29, 2021 and amended and restated on February 27, 2023. Under its terms, in the event Mr. Moynahan were terminated without cause or terminated his employment for good reason, he would continue to receive his base salary for a 12-month period and his target annual cash incentive amount for the year of termination (and the annual cash incentive amount for the prior year if earned but not paid at the time of termination). If such a termination occurred within 18 months following a change in control of OneSpan, then he would receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Moynahan were terminated for cause or resigned his employment without good reason, he would not be entitled to any severance compensation. The Moynahan Employment Agreement provided that Mr. Moynahan must sign a separation and release agreement as a condition to receiving the foregoing severance payments, and that he would agree to abide by certain non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months.
The terms “cause”, “good reason” and “change in control” are defined in the Moynahan Employment Agreement as follows:

•
“Cause” means that (i) Mr. Moynahan materially breaches his obligations under the Moynahan Employment Agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud or serious or willful misconduct in connection with his job duties that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of the Company; (iii) he refuses to perform, or habitually neglects, his duties and responsibilities under the Moynahan Employment Agreement (other than on account of disability) and continues such refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 10 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of five days.

•
“Good Reason” means: (i) the Company’s failure to provide the compensation and benefits required by the Moynahan Employment Agreement; (ii) a reduction in Mr. Moynahan’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (not to exceed 20%) or agreed to in writing by Mr. Moynahan; (iii) any material diminution of Mr. Moynahan’s title, reporting structure, authority, duties or responsibilities; or (iv) a material breach by the Company of any of its material obligations under the Moynahan Employment Agreement.

•
“Change in Control” under the Moynahan Employment Agreement and our 2019 Plan generally means the occurrence of any of the following events: (i) certain acquisitions of beneficial ownership of more than 40% of either (x) the then outstanding shares of our Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in the majority composition of our Board within any period of 12 consecutive months; (iii) the consummation of certain reorganizations or consolidations of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole; or (iv) the approval by the stockholders of the Company of certain liquidations or dissolutions of the Company.

Mr. Moynahan's employment was terminated without cause on January 4, 2024. He signed the separation and release agreement that was required as a precondition to his receipt of the severance described above in February 2024. In addition, in connection with Mr. Moynahan's termination, the Company agreed to a 2023 MIP payout of $60,000 to Mr. Moynahan, and waived the requirement under the MIP plan document that Mr. Moynahan be employed on the date of the payout with respect to that amount.
Mr. Moynahan is party to a November 29, 2021 PSU agreement (the "2021 PSU Agreement") with the Company under which he was eligible to earn and vest in (i) 112,500 shares upon the Company having a 45 trading day average closing price of at least $30.00 (the "$30 Tranche") and (ii) 137,500 shares upon the Company having a 45 trading day average closing price of at least $40.00 or higher (the "$40 Tranche"). The 2021 PSU provision contains a "tail" provision whereby Mr. Moynahan is eligible to earn 73,579 shares from the $30 Tranche and 89,930 shares from the $40 Tranche if the Company's stock price reaches the applicable target within 18 months of Mr. Moynahan's termination (the "Tail Period"). In addition, the agreement provides that the 73,579 shares from the $30 Tranche will vest in full upon the completion of a Change in Control that occurs during the Tail Period, regardless of whether the $30.00 stock price target is met.

Jorge Martell and Lara Mataac
Mr. Martell and Ms. Mataac are parties to employment agreements with the Company effective September 6, 2022 and June 13, 2022, respectively. These employment agreements have the same or substantially the same severance terms, release condition, post-termination restrictions, definition of cause and definition of change in control as the Moynahan Employment Agreement, except that with respect to severance in the event of a termination without cause or for good reason, (i) Mr. Martell would only receive his full annual cash incentive target payment if his termination occurred within 18 months following a change in control, and otherwise would receive a prorated payment at target based upon the timing of his termination, and (ii) Ms. Mataac would receive a prorated payment at target based on the timing of her termination, rather than the full target amount, regardless of whether the termination took place in connection with a change in control.
The definition of “change in control” in Mr. Martell’s and Ms. Mataac’s employment agreement is the same as in Mr. Moynahan’s, and the definition of “cause” is substantially similar to Mr. Moynahan’s. “Good reason” under Mr. Martell’s and Ms. Mataac’s employment agreement in effect on December 31, 2022 means:

•	the Company’s material breach of the agreement (provided that, in the case of Ms. Mataac, a change in reporting relationship is not a material breach);

•	A reduction in the NEO’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (in the case of Mr. Martell, such reduction not to exceed 20%) or agreed to in writing by the NEO;

•	A requirement that the NEO relocate his or her primary place of work by more than 45 miles (including a requirement that the NEO works primarily at a Company office that is located more than 45 miles from the location of his or her home office);

•	Any material diminution of the NEO’s authority, duties or responsibilities (provided that a diminution in connection with a change in control that results in the NEO having authority, duties, or responsibilities with respect to the business represented by the Company that are reasonably comparable to those in effect before the change in control shall not be treated as good reason).
Potential Payments Upon Termination or Change in Control Table
The table below shows the potential payments and benefits to which each of the NEOs would have been entitled if the following events had occurred on December 31, 2023:

•	termination of the NEO's employment by the Company without cause or by the NEO for good reason, in either case without a change in control;
•	termination of the NEO's employment by the Company without cause or by the NEO for good reason, in either case within 18 months following a change in control; and
•	a termination of the NEO's employment due to death or disability.

For purposes of the table, “cause”, “change in control”, and “good reason” have the meanings given to them in the employment agreement between the Company and the applicable NEO, as described above. The amounts in the table do not include payments and benefits to the extent that they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

Name and Principal Position	Termination by Company without Cause or by NEO for Good Reason, without a Change in Control	Termination by Company without Cause or by NEO for Good Reason, following a Change in Control	Termination due to Death or Disability (8)

Matthew Moynahan
Former President and Chief Executive Officer
Base salary (1)	$600,000	$600,000	$—
Annual cash incentive payment (2)	$600,000	$600,000	$—
COBRA premium payments (3)	$9,432	$9,432	$—
RSUs and earned PSUs (4)	$—	$3,628,548	$3,628,548
2023 PSUs (5)	$—	$976,678	$976,678
2023 Special PSU Award PSUs (6)	$—	$804,000	$—
2021 PSUs (7)	$—	$1,206,000	$2,680,000
Total	$1,209,432	$7,824,658	$7,285,226

Jorge Martell
Chief Financial Officer
Base salary (1)	$412,000	$412,000	$—
Annual cash incentive payment (2)	$267,800	$267,800	$—
COBRA premium payments (3)	$29,924	$29,924	$—
RSUs and earned PSUs (4)	$—	$1,759,538	$1,759,538
2023 PSUs (5)	$—	$586,009	$586,009
Total	$709,724	$3,055,271	$2,345,547

Lara Mataac
General Counsel
Base salary (1)	$353,100	$353,100	$—
Annual cash incentive payment (2)	$176,550	$176,550	$—
COBRA premium payments (3)	$29,924	$29,924	$—
RSUs and earned PSUs (4)	$—	$685,222	$685,222
2023 PSUs (5)	$—	$351,605	$351,605
Total	$559,574	$1,596,401	$1,036,827

(1)
The NEO will continue to receive regular payments of his or her base salary, at the rate in effect at the time of termination, for 12 months. When termination results from a termination without cause or a resignation for good reason by the NEO within 18 months following a change in control, the NEO instead will receive a lump sum payment of the severance amount. Each NEO must sign a separation and release agreement to receive these severance benefits, and is subject to certain non-competition and non-solicitation restrictions for 12 months following termination or resignation for good reason.

(2)
Upon a termination of employment without cause or a resignation for good reason without a change in control, Mr. Moynahan would receive his full annual cash incentive target amount. Mr. Martell and Ms. Mataac would each receive a prorated portion of his or her annual cash incentive target amount, prorated based on the timing of his or her termination or resignation. Upon a termination of employment without cause or a resignation for good reason within 18 months following a change in control, Mr. Moynahan and Mr. Martell would each receive his full annual cash incentive target amount, and Ms. Mataac would receive a prorated portion of her annual cash incentive target amount, prorated based on the timing of her termination or resignation for good reason.

(3)	Subject to signing a separation and release agreement and to the NEO’s election of COBRA, the Company will pay the executive’s COBRA premiums for up to 12 months. Figures shown represent the cost to the Company of providing COBRA coverage for a 12-month period, based on the cost of such coverage as of December 31, 2023.
(4)
Represents the value of unvested RSUs and earned but unvested PSUs held by the applicable NEO on December 31, 2023, based on the closing price of our Common Stock on the Nasdaq Capital Market on December 29, 2023 ($10.72 per share) (the "Year-End Closing Price"). Upon a termination of employment without cause or a resignation for good reason within 18 months of a change in control, these RSUs and earned PSUs would vest in full.

(5)
Represents the target-level value of unearned and unvested 2023 PSUs held by the applicable NEO as of December 31, 2023, based on the Year-End Closing Price. Upon a December 31, 2023 termination of employment without cause or a resignation for good reason, in each case within 18 months of a change in control, the 2023 PSUs would vest in full at their target level.

(6)	Represents the value of 75,000 unearned and unvested Special PSU Award PSUs held by Mr. Moynahan as of December 31, 2023, based on the Year-End Closing Price. Upon a December 31, 2023 termination of employment without cause or a resignation for good reason, in each case within 18 months of a change in control, these 75,000 PSUs would vest in full.
(7)	Represents the value of 112,500 unearned and unvested 2021 PSUs held by Mr. Moynahan as of December 31, 2023, based on the Year-End Closing Price. Upon a December 31, 2023 termination of employment without cause or a resignation for good reason, in each case within 18 months of a change in control, these 112,500 2021 PSUs would vest in full. The 2021 PSUs are also subject to a tail period provision that would entitle Mr. Moynahan to the vesting of additional shares if certain events occur within 18 months of this termination date, as further discussed on page 48 above.
(8)
Except for Mr. Moynahan’s 2023 Special PSU Award, equity awards vest in full upon termination of employment due to the death or disability of the applicable NEO. Disability means the NEO being unable to perform his or her duties to the Company for a period of at least 180 continuous days (with respect to Mr. Moynahan) or 120 continuous days (with respect to Mr. Martell and Ms. Mataac) as a result of a mental or physical condition.

Compensation Risk Assessment
We conducted an assessment of the risks associated with our compensation practices and policies and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our key compensation principles and processes and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, discourages excessive risk-taking. In addition, we have a number of policies in place that discourage excessive risk-taking and align executives’ interests with those of shareholders generally, including prohibitions on hedging and pledging, a Dodd-Frank Compensation Recoupment Policy, clawback provisions in equity agreements, and executive stock ownership guidelines for our CEO and CFO.

PAY VERSUS PERFORMANCE
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officers (the “PEOs”) and our other named executive officers (the “Other NEOs”) as presented in the Summary Compensation Table on page 36 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEOs and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K (“Item 402(v)”) under the Exchange Act. The CAP Amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable years but instead are amounts determined in accordance with Item 402(v). CAP Amounts are influenced by numerous factors, including but not limited to, the timing of new grant issuances and outstanding grant vesting; executive departures and new hires; share price volatility; and general stock market trends during the fiscal year. The Compensation Committee does not utilize CAP Amounts as the basis for making compensation decisions. For information on how the Compensation Committee assessed the Company’s performance and established compensation for the NEOs, see “Compensation Discussion and Analysis” in this Proxy Statement and in the proxy statements for 2021 and 2022.
During the four-year period from January 1, 2020 to December 31, 2023, we had two PEOs (Matthew Moynahan and Scott Clements) and one interim PEO (Steven Worth, who served as interim CEO from Mr. Clements’ departure on August 2, 2021 until Mr. Moynahan’s hire on November 29, 2021).
Pay Versus Performance Table

	Summary Comp.	Summary Comp.	Summary Comp.	Compensation	Compensation	Compensation	Average Summary Comp. Table Total for	Average Compensation Actually Paid to	Value of Initial Fixed $100 Investment Based on:		Net Income (in thousands)	Subscription and Term License Revenue (in thousands)(4)
Year (1)	Table Total for First PEO (Clements)	Table Total for Second PEO (Worth)	Table Total for Third PEO (Moynahan)	Actually Paid to First PEO (Clements)(2)	Actually Paid to Second PEO (Worth)(2)	Actually Paid to Third PEO (Moynahan)(2)	Non-PEO Named Executive Officers(1)	Non-PEO Named Executive Officers(2)	Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b1)	(b2)	(b3)	(c1)	(c2)	(c3)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$—	$—	$8,530,215	$—	$—	$1,527,258	$1,188,087	$701,571	$62.60	$221.06	$(29,799)	$106,436
2022	$—	$—	$3,554,030	$—	$—	$(83,597)	$953,533	$817,073	$65.35	$132.79	$(14,334)	$88,968
2021	$4,230,105	$1,837,719	$7,111,207	$(1,288,522)	$1,287,056	$7,179,957	$799,360	$(56,409)	$98.89	$206.76	$(30,584)	$68,507
2020	$2,928,691	$—	$—	$3,280,723	$—	$—	$1,461,165	$1,626,880	$120.79	$149.98	$(5,455)	$52,390

(1)	The named executive officers included in the tables above are:
Year	PEOs	Other NEOs
2023	Matthew Moynahan	Jorge Martell (CFO), Lara Mataac (General Counsel)
2022	Matthew Moynahan	Jorge Martell (CFO), Lara Mataac (General Counsel), Jan Kees van Gaalen (former interim CFO), Steven Worth (former General Counsel)
2021	Scott Clements (former CEO), Steven Worth (former interim CEO), Matthew Moynahan	Mark Hoyt (former CFO), John Bosshart (former interim CFO), Jan Kees van Gaalen
2020	Scott Clements	Mark Hoyt
(2)
The following tables describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP Amounts from the SCT Amounts. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts. However, the SCT Amounts and aggregate value for stock awards included in the SCT Amounts (the "Stock Award Values") for Mr. Clements in 2021 and 2020 and for Mr. Worth in 2021 reflect revisions to correct the SCT Amounts and Stock Award Values that were originally published in the Summary Compensation Tables included in the Proxy Statements for the 2022 and 2021 Annual Meetings of Stockholders. All of these revisions resulted in a reduction from the originally published figures.

Adjustments to PEO SCT Amounts:

	2023	2022	2021			2020
	PEO (Moynahan)	PEO (Moynahan)	First PEO (Clements)	Second PEO (Worth)	Third PEO (Moynahan)	PEO (Clements)
Adjustments
SCT Amounts	$8,530,215	$3,554,030	$4,230,105	$1,837,719	$7,111,207	$2,928,691
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(7,866,015)	$(2,500,000)	$(2,976,700)	$(1,061,101)	$(7,065,625)	$(2,202,484)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$1,672,569	$1,838,595	$—	$335,527	$7,134,375	$1,688,972
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(872,763)	$(2,805,625)	$—	$(201,400)	$—	$268,662
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$—	$157,403	$—	$281,295	$—	$207,088
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$63,252	$(328,000)	$432,269	$95,016	$—	$389,795
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$—	$(2,974,196)	$—	$—	$—
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—	$—
CAP Amounts (as calculated)	$1,527,258	$(83,597)	$(1,288,522)	$1,287,056	$7,179,957	$3,280,723
Adjustments to SCT Other NEO amounts:*

	2023 Other NEOs	2022 Other NEOs	2021 Other NEOs	2020 Other NEOs
Adjustments
SCT Amounts	$1,188,087	$953,533	$799,360	$1,461,165
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(800,006)	$(525,000)	$(503,419)	$(930,988)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$302,773	$551,614	$42,556	$713,937
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(46,742)	$—	$(6,586)	$122,058
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$—	$14,187	$10,251	$87,525
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$57,459	$(11,796)	$61,253	$173,183
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$(165,464)	$(459,823)	$—
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—
CAP Amounts (as calculated)	$701,571	$817,073	$(56,409)	$1,626,880
*    Amounts presented are averages for the entire group of Other NEOs in each respective year.

(3)	The peer group is the Nasdaq Computer Index.

(4)
Subscription and Term License Revenue was determined to be the most important financial performance measure linking “compensation actually paid” to the Company’s performance for 2023 and therefore was selected as the 2023 “company selected measure” as defined in Item 402(v). Subscription and Term License Revenue and how it is used in our incentive programs is discussed in the Compensation Discussion and Analysis beginning on page 27.

Financial Performance Measures
The following table lists the three financial performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our named executive officers for 2023 (our most recently completed fiscal year) to company performance. There are three measures for both the PEO and the other NEOs. Of these measures, we have identified Subscription and Term License Revenue as the most important of our financial performance measures to link CAP Amounts for our executives for 2023 to company performance.

Subscription and Term License Revenue
Adjusted EBITDA
Total Revenue
Relationship between CAP and Financial Performance
The following table summarizes year over year changes in CAP Amounts, Company and Peer Group TSR, Net Income, and Subscription and Term License Revenue.

	Change in CAP Amount to Clements	Change in CAP Amount to Worth	Change in CAP Amount to Moynahan	Change in CAP Amount to Other NEOs	Change in Company TSR	Change in Peer Group TSR	Change in Net Income	Change in Subscription and Term License Revenue
2023 vs. 2022	N/A	N/A	*	(14)%	(4)%	66%	(108)%	20%
2022 vs. 2021	N/A	N/A	(101)%	*	(34)%	(36)%	53%	30%**
2022 vs. 2021	(139)%	N/A	N/A	(103)%	(18)%	38%	(461)%	31%
* Not meaningful.
** Reflects a revision from the figure published in the 2022 proxy statement, which was incorrectly shown as 39% due to a calculation error.
The CAP Amount paid to Mr. Clements declined by 139% from 2020 to 2021, and the average CAP Amount paid to the Other NEOs declined by 103% from 2020 to 2021. During that period, Company TSR decreased by 18% (versus a peer group TSR increase of 38%); net loss widened by 461%; and Subscription and Term License Revenue grew by 31%.
The primary factor causing the decline in Mr. Clements’ CAP Amount from 2020 to 2021 was his termination during 2021, which resulted in negative compensation for Mr. Clements for 2021 due to the value of the unvested equity awards he forfeited at his departure. Likewise, the primary factor causing the decline in Other NEOs CAP Amount during the same period was the departure of Mr. Hoyt, who also had negative compensation for 2021 due to the value of the equity awards he forfeited upon departure.
Mr. Moynahan’s CAP Amount declined by 101% from $7.2 million in 2021 to negative $83,597 in 2022. The average CAP Amount paid to the Other NEOs increased from negative $56,409 to $817,073 from 2021 to 2022. During that period, Company TSR decreased by 34%, a slightly smaller decrease than for peer group TSR, which decreased by 36%. Net loss narrowed by 53% from 2021 to 2022, and Subscription and Term License Revenue grew by 39%.
The primary factor causing the decline in Mr. Moynahan’s CAP Amount for 2022 was general negative stock market trends during 2022, rather than factors specific to the Company’s performance. The Company’s lower stock price at the end of 2021 relative to the end of 2022 significantly influenced the calculation of Mr. Moynahan’s CAP Amount under Item 402(v), even though the Company’s TSR decline during 2022 was slightly smaller than the peer group TSR decline.
The significant increase in the Other NEOs CAP Amount from 2021 to 2022 was driven primarily by the Other NEOs CAP Amount in 2021, which was negative due to the impact of Mr. Hoyt’s negative 2021 CAP Amount.
Mr. Moynahan's CAP Amount increased from negative $83,597 for 2022 to approximately $2.0 million for 2023. The average CAP Amount paid to the Other NEOs decreased from $0.8 million to $0.7 million, a decrease of 14%. During that period, Company TSR decreased by 4% (versus a peer group TSR increase of 66%); net loss widened by 108%; and Subscription and Term License Revenue grew by 20%.
The primary factors causing the increase in Mr. Moynahan's CAP Amount for 2023 were the time-based RSUs granted to him in February 2023 (all of which were forfeited upon his last day of employment on January 4, 2024) and the impact of his negative CAP amount in 2022, which was driven largely by general 2022 stock market trends, as noted above. The decline in the other NEO CAP Amount was due mostly to the fact that 75% of the Other NEO equity awards granted in February 2023 were in the form of PSUs, and the expected attainment for such PSUs at the end of 2023 was only 31.25%. The low payout amounts for the 2023 MIP were also a factor in the decline.
Due to the significant executive turnover from January 1, 2020 to December 31, 2023 and to the impact of general stock market trends during 2022 that were largely unrelated to the Company’s performance, we do not believe there is a meaningful correlation between CAP Amounts as determined under Item 402(v) and the Company’s performance for the periods discussed above, with the exception of Other NEO CAP Amounts for 2022 and 2023. The year over year decline in Other NEO CAP Amounts from 2022 to 2023 was directionally consistent with the Company's poor TSR performance relative to its peer group due to the high proportion of PSU awards granted to the Other NEOs during 2023 and the low payouts to Other NEOs under the 2023 MIP. The low expected attainment of the 2023 PSUs at year end and the small 2023 MIP payouts reflected the Company's 2023 performance, as further in discussed in "Compensation Discussion and Analysis", and this performance was in turn reflected in the Other NEO CAP Amounts for 2023.
For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review “Compensation Discussion and Analysis” beginning on page 27.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we must disclose annually in our proxy statement the median of the annual total compensation of all employees (excluding the CEO), the annual total compensation of our CEO and the ratio of the CEO compensation to the median employee compensation.
In order to identify our median employee, we calculated the total compensation for all our employees except the CEO, converted the resulting total compensation figures to U.S. dollars based on exchange rates in effect as of February 6, 2024, and then sorted those employees from highest to lowest total U.S. dollar compensation. We included all employees employed by us on December 31, 2023, using their compensation rates in effect as of February 7, 2024, the date we performed the calculation. For purpose of this calculation, total compensation consisted of the sum of annual base salary, annual cash incentive payment at target, the grant date fair value of equity grants, cash incentive awards, commission payments, and customary allowances that we pay in certain countries (e.g., car, insurance, transportation and meal allowances). We then determined the median employee from that list.
Once we had identified the median employee, we calculated the annual total compensation of the median employee in the same manner as the total compensation for our CEO as shown in the 2023 Summary Compensation Table above, which was $8,530,215. The total annual compensation for the median employee calculated in this manner was $103,238, which resulted in a ratio of CEO annual total compensation to the annual total compensation of the Company’s median employee of 83 to 1.
DIRECTOR COMPENSATION
We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2023, our Management Development and Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and effort expended in serving on our Board and committees of our Board and that aligns director compensation with the interests of our stockholders. After consideration, the Management Development and Compensation Committee determined that no change was warranted to director compensation, and as a result, that 2023 director compensation would remain unchanged from 2022 and 2021 levels, as follows:

Director annual retainer:	$40,000
Lead Director (if occupied) fee:	$10,000
Chair (if occupied) fee:	$50,000
Audit Committee chair fee:	$20,000
Audit Committee membership fee:	$10,000
Management Development and Compensation Committee chair fee:	$12,000
Management Development and Compensation Committee membership fee:	$5,000
Corporation Governance and Nominating Committee chair fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$4,000
Annual non-cash equity grant (grant date fair value):	$125,000
We do not pay separate director fees for meeting attendance. For 2023, the cash fees and annual retainers were paid on a quarterly basis in cash.
On January 5, 2023, the Company’s then-serving non-employee directors each were awarded 10,823 deferred RSUs. The awards vested on January 5, 2024, the first anniversary of the grant date.
All equity awards granted to non-employee directors are subject to accelerated vesting upon death, disability, retirement or change in control. 2023 equity awards to non-employee directors were in the form of deferred RSUs. Payment of each director’s deferred RSUs is deferred until the earlier of the director’s cessation of service or a change in control.

2023 DIRECTOR COMPENSATION TABLE
The table below sets forth the fees earned by each non-employee director in 2023. Mr. Moynahan, our President and Chief Executive Officer during 2023, did not receive any additional compensation for his service on our Board. Please see the 2023 Summary Compensation Table for the compensation received by Mr. Moynahan with respect to 2023.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Marc Boroditsky	$45,000	$125,006	$170,006
Garry Capers	$52,500	$125,006	$177,506
Sarika Garg	$54,000	$125,006	$179,006
Marianne Johnson	$54,000	$125,006	$179,006
Michael McConnell	$62,000	$125,006	$187,006
Alfred Nietzel	$90,000	$125,006	$215,006
Marc Zenner	$60,000	$125,006	$185,006
(1)    On January 5, 2023, each of the Company’s then-serving non-employee directors were awarded 10,823 deferred RSUs. The aggregate number of unvested stock awards outstanding on December 31, 2023 for each of our non-employee directors serving on that date was 10,823 RSUs.
DIRECTOR STOCK OWNERSHIP POLICY
Our Board has adopted a stock ownership policy for non-employee directors that such directors are required to satisfy within three years after first becoming subject to the policy. The policy provides that a director’s fees shall be paid in part in deferred equity equal in value to at least 50% of such director’s aggregate fees (excluding amounts payable for serving as a chair or member of a committee) until the director holds stock valued at more than three times our Board’s aggregate annual director fees (excluding amounts payable for serving as a chair or member of a committee). Excluding amounts payable for serving as a chair or member of a committee, approximately 75% of the directors’ fees are payable in equity. As of April 9, 2024, all of our non-employee directors were in compliance with this policy.
INSIDER TRADING POLICY
Our Insider Trading Policy prohibits directors, executive officers, and employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities; engaging in hedging transactions, such as “costless collars” and forward sale contracts for Company securities; purchasing Company securities on margin; borrowing against Company securities in a margin account; or pledging Company securities as collateral for a loan.
TRANSACTIONS WITH RELATED PERSONS
In 2020, our Board adopted a formal written policy for the review and, where appropriate, approval and ratification, of related person transactions (the “Related Person Transaction Policy”). For purposes of the Related Person Transaction Policy, related person transactions include any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company or any of its consolidated subsidiaries is or will be a participant and (iii) an executive officer, director, director nominee or a beneficial owner of 5% or more of any class of voting securities of the Company, or an immediate family member of any of them, has or will have a direct or indirect material interest (including any indebtedness or guarantee of indebtedness), subject to certain exceptions identified in the Related Person Transaction Policy. Each related person transaction must be approved or ratified in accordance with the guidelines set forth in the Related Person Transaction Policy by the Audit Committee or the disinterested members of our Board.
The Audit Committee or other reviewing directors, in the course of their review and approval or ratification of a related person transaction under the Related Person Transaction Policy consider, among other things:
●    the size of the transaction and the amount payable to a related person;
●    the nature of the interest of the related person in the transaction;
●    whether the transaction may involve a conflict of interest;
●    whether the transaction was undertaken in the ordinary course of business of the Company;
●    whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

●    any other information regarding the related person transaction or related person that would be material to investors in light of the circumstances of the transaction.
The Audit Committee or other reviewing directors may only approve a related person transaction if they determine in good faith that, based on all of the relevant information available to them, the transaction is in the best interests of the Company and its stockholders.
In addition to the Related Person Transaction Policy, all directors and employees certify their compliance with the Company’s Code of Ethics and Conduct on an annual basis, and each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Annual Report and proxy materials for our annual meeting of stockholders. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify OneSpan immediately of any subsequent changes to the information. Should a related person transaction be identified through any of the aforementioned means, the Audit Committee or other reviewing directors would review the transaction in accordance with the Related Person Transaction Policy.
Since January 1, 2023, there were no related party transactions between us and any of our executive officers, directors, director nominees or beneficial owners of 5% or more of our Common Stock, or an immediate family member of any of them, that require disclosure under Item 404 of Regulation S-K.
In accordance with the Related Person Transaction Policy, the Audit Committee considered Ms. Johnson’s affiliation with Cox Automotive, Inc., which purchases certain of our e-signature and secure agreement automation services, and Mr. Boroditsky’s affiliation with Cloudflare, Inc., from which the Company purchases cloud operations services. The Audit Committee determined that Ms. Johnson and Mr. Boroditsky did not have a direct or indirect material interest in the contracts between the Company and Cox, Twilio or Cloudflare, as applicable (the “Contracts”), and therefore concluded that the Contracts were not related person transactions under the Related Person Transaction Policy.
OTHER MATTERS
COSTS OF SOLICITATION
We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our stockholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, directors and officers may solicit proxies on behalf of our Board, without additional compensation, personally, by telephone, via the Internet or via email. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.
STOCKHOLDER PROPOSALS FOR OUR 2025 PROXY MATERIALS
Any stockholder proposal intended to be included in our proxy materials for our 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at 1 Marina Park Drive, Unit 1410, Boston, Massachusetts 02210, Attention: Corporate Secretary, by no later than December 24, 2024, being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of the 2025 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in our proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2025 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in our proxy materials.
DIRECTOR NOMINATIONS BY STOCKHOLDERS AND
STOCKHOLDER PROPOSALS OF OTHER BUSINESS
Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at the 2025 Annual Meeting (but that will not be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) must be received by us in a timely manner and otherwise in accordance with our By-laws not later than 5:00 p.m. Central Time on the 90th day (March 9, 2025), nor earlier than 5:00 p.m. Central Time on the 120th day (February 7, 2025), prior to the first anniversary of the Annual Meeting (June 7, 2025). However, if the date of the 2025 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not later than 5:00 p.m. Central Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
The written notice must include the information required by our By-laws which also specify requirements as to the form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.
The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our By-laws or any applicable laws or regulations. A copy of our By-laws is available on our website, www.investors.onespan.com, in the governance section of our investor relations webpage.

ANNUAL REPORT
Our Annual Report is being furnished together with this Proxy Statement. You can review and download a copy of our Annual Report by accessing our website, www.investors.onespan.com, or stockholders may request paper copies, without charge, by writing to OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, Massachusetts 02210, Attention: Corporate Secretary. The Company’s filings with the SEC also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements about our plans to manage and seek to reduce our GHG emissions and our expectations regarding trends in the gender diversity of our employees. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to those factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K. Our filings with the SEC and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this Form 10-K, except as required by law.
Unless otherwise noted, references in this Proxy Statement to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.
Our website address is included in this Proxy Statement as an inactive textual reference only.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report”, “Report of the Audit Committee” and “Pay Versus Performance” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.
OTHER MATTERS
Management does not intend to present and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.
* * * * *
YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

/s/ Victor Limongelli
Victor Limongelli
Interim Chief Executive Officer April 23, 2024

APPENDIX A
NON-GAAP RECONCILIATION
We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP financial metrics, including Adjusted EBITDA, which is discussed in "Compensation Discussion & Analysis". Our management believes that Adjusted EBITDA, when taken together with Net Income (Loss), its most directly comparable financial measure, provides useful supplemental information regarding the performance of our business.
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition-related costs, rebranding costs and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Adjusted EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as an alternative or substitute for the most directly comparable financial measure calculated in accordance with GAAP. While we believe that Adjusted EBITDA is useful for the purposes described above, it has limitations associated with its use, since it excludes items that may have a material impact on our reported results and may be different from similar measures used by other companies. A reconciliation of Net Loss to Adjusted EBITDA appears below.
ADJUSTED EBITDA
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands, unaudited)

	Year Ended December 31,
	2023	2022
Net loss	$(29,799)	$(14,434)
Interest income, net	$(2,090)	$(595)
Provision for income taxes	$2,486	$2,741
Depreciation and amortization of intangible assets (1)	$6,479	$7,066
Long-term incentive compensation (2)	$14,562	$8,813
Restructuring and other related charges	$17,311	$13,310
Other non-recurring items (3)	$3,048	$(10,505)
Adjusted EBITDA	$11,997	$6,396
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $1.5 million and $0 for the years ended December 31, 2023 and 2022, respectively. Costs are recorded in “Cost of goods sold - Services and other” on the consolidated statements of operations.
(2) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.3 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively.
(3) For the year ended December 31, 2023, other non-recurring items consist of $1.6 million of fees related to non-recurring projects and our acquisition of ProvenDB, and $1.4 million of fees related to non-recurring items, primarily severance payable to our former chief executive officer. For the year ended December 31, 2022, other non-recurring items consist of $4.3 million of outside services related to our strategic action plan, and a $(14.8) million non-operating gain on the sale of our investment in Promon AS.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00 00 64 29 29 _1 R 1. 0. 0. 6 ONESPAN INC. C/0 BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OSPN2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. To elect seven directors to serve on the Board of Directors; Nominees For Against Abstain 1a. Marc Boroditsky 1b. Garry Capers 1c. Sarika Garg 1d. Marianne Johnson 1e. Michael McConnell 1f. Alfred Nietzel 1g. Marc Zenner The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, the Company's named executive officer compensation; and For Against Abstain 3. To ratify, on an advisory basis, the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 64 29 29 _2 R 1. 0. 0. 6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com ONESPAN INC. Annual Meeting of Stockholders June 7, 2024 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Victor Limongelli, Jorge Martell and Lara Mataac, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ONESPAN INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 7, 2024, at www.virtualshareholdermeeting.com/OSPN2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side